Rule No. 424(b)(2)
                                                    Registration No. 33-51413
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 11, 1994)


                            3,250,000 WARRANTS

                         MORGAN STANLEY GROUP INC.

                  AMEX HONG KONG 30 INDEX* CALL WARRANTS
                         EXPIRING OCTOBER 3, 1997

                               ____________

Each Warrant will entitle the holder thereof to receive from Morgan Stanley Group Inc. (the "Company"), upon exercise (including automatic exercise), an amount in U.S. Dollars calculated by reference to increases in the American Stock Exchange Hong Kong 30 Index (the "AMEX Hong Kong 30 Index"). Such amount (the "Cash Settlement Value") will equal the quotient (rounded down to the nearest cent) of (A) the amount, if any, by which the Spot AMEX Hong Kong 30 Index for the applicable Valuation Date exceeds the Strike Level divided by (B) the product of 2.5 and the fixed Hong Kong Dollar/U.S. Dollar exchange rate of HK$7.73 per U.S.$1.00. If the Strike Level is equal to or exceeds the Spot AMEX Hong Kong 30 Index on such Valuation Date, the Cash Settlement Value will be zero, in which case the Warrantholder will be permitted, subject to certain exceptions, to re-exercise such Warrant prior to the Expiration Date or any Delisting Date. The "Strike Level" is 502.28, which is the level of the AMEX Hong Kong 30 Index on the date of this Prospectus Supplement. The "Spot AMEX Hong Kong 30 Index" for any date means the level on such date of the AMEX Hong Kong 30 Index. On the date of this Prospectus Supplement, the Cash Settlement Value of the Warrants is zero.

                                                      (Continued on next page)

                               ____________

THE WARRANTS INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE RISK OF EXPIRING WORTHLESS IF THE LEVEL OF THE AMEX HONG KONG 30 INDEX DOES NOT INCREASE DURING THE PERIOD WHEN THE WARRANTS ARE MAY BE EXERCISED. PURCHASERS SHOULD BE PREPARED TO SUSTAIN A TOTAL LOSS OF THE PURCHASE PRICE OF THEIR WARRANTS AND ARE ADVISED TO CONSIDER CAREFULLY THE INFORMATION UNDER "CERTAIN RISK FACTORS CONCERNING THE WARRANTS" HEREIN ON PAGES S-9 TO S-15 AND "RISK FACTORS RELATING TO THE WARRANTS" ON PAGES 4 AND 5 IN THE ACCOMPANYING PROSPECTUS, AS WELL AS THE OTHER INFORMATION HEREIN AND IN THE ACCOMPANYING PROSPECTUS.
                               ____________

The Warrants have been approved for listing on the American Stock
Exchange (the "AMEX"), subject to official notice of issuance. The AMEX symbol for the Warrants is "HKM.WS."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
         SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
           OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ____________

                      MAXIMUM PRICE $5.05 A WARRANT

                               ____________

                                                  Maximum
                                               Underwriting
                                Maximum        Discounts and     Proceeds to
                          Price to Public(1) Commissions(1)(2) Company(2)(3)
                          ------------------ ----------------- -------------

Per Warrant...........           $5.05           $0.2525          $4.7975
Total(4)..............        $16,412,500        $820,625       $15,591,875


________________

    (1) The price to public and underwriting discounts and commissions for investors purchasing 100,000 or more Warrants in any single transaction will be $4.92375 per Warrant and $0.12625 per Warrant, respectively, subject to the holding period requirement described under "Underwriters" herein. Should investors who are subject to the holding period requirement sell their Warrants once the holding period requirement is no longer applicable, the market price of the Warrants may be adversely affected. See "Underwriters" herein.

    (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    (3) Before deducting expenses payable by the Company estimated at $137,500.

    (4) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an additional 487,500 Warrants at the maximum price to public less maximum underwriting discounts and commissions, for the purpose of covering over- allotments, if any. If the Underwriters exercise such option in full, the maximum price to public, maximum underwriting discounts and commissions and proceeds to Company will be $18,874,375, $943,718.75 and $17,930,656.25, respectively. See
        "Underwriters" herein.


     The Warrants are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. The Warrants are being offered for sale only in the United States and in jurisdictions where it is legal to make such offers. It is expected that delivery of the Warrants will be made on or about October 10, 1995 at the office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in New York funds.


     MORGAN STANLEY & CO.               DONALDSON, LUFKIN & JENRETTE
            Incorporated                 Securities Corporation


---------
* The use of and reference to the term "AMEX Hong Kong 30 Index" herein have been consented to by the American Stock Exchange. The "AMEX Hong
  Kong 30 Index" is a service mark of the American Stock Exchange.

October 4, 1995


     The Warrants are unsecured contractual obligations of the Company and will rank on a parity with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt.

     The valuation of and payment for any exercised Warrant (including in the case of automatic exercise) may be postponed as a result of an Extraordinary Event or an Exercise Limitation Event (each as hereinafter defined) or as a result of the exercise of a number of Warrants exceeding the maximum permissible amount as described herein, in which case the Warrantholder (as defined herein) will receive a Cash Settlement Value or, under certain circumstances, the Alternative Settlement Amount (as defined herein) for such Warrant, in either case determined as of a later date. In addition, following the occurrence of an Extension Event (as defined herein), exercises of Warrants will be suspended and, under certain circumstances, any unexercised Warrants will be deemed to be worthless. See "Description of the Warrants--Extraordinary Events and Exercise Limitation Events" herein.

     The Warrants will be exercisable immediately upon issuance and at any time until 3:00 P.M., New York City time, on the earlier of (i) the New York Business Day immediately preceding October 3, 1997, the Expiration Date for the Warrants, or (ii) any earlier Delisting Date. Any Warrant not exercised at or before 3:00 P.M., New York City time, on such New York Business Day will be automatically exercised on the Expiration Date, subject to an automatic extension of the term of the Warrants as described herein. All exercises of Warrants (other than on the Expiration Date or any earlier Delisting Date or following the occurrence of an Extension Event) are subject, at the Company's option, to the limitation that not more than 750,000 Warrants in total may be exercised on any Exercise Date and not more than 250,000 Warrants may be exercised by or on behalf of any person or entity, either individually or in concert with any other person or entity, on any Exercise Date. See "Description of the Warrants-- Exercise of Warrants -- Maximum Exercise Amount" herein.

     A Warrantholder may exercise no fewer than 500 Warrants at any one time, except in the case of automatic exercise. See "Description of the Warrants -- Exercise of Warrants -- Minimum Exercise Amount" herein. A Warrantholder tendering Warrants for exercise will have the option of specifying that, unless an Alternative Settlement Amount is payable in respect of such Warrants, such Warrants are not to be exercised if the Spot AMEX Hong Kong 30 Index as of the applicable Valuation Date is fifteen (15) or more points lower than the most recent level of the AMEX Hong Kong 30 Index prior to exercise. See "Description of the Warrants -- Limit Option."


                               TABLE OF CONTENTS

                                                 Page
                                                 ----
               Prospectus Supplement

Summary.........................................  S-3
References......................................  S-8
Use of Proceeds and Hedging.....................  S-8
Certain Risk Factors Concerning the
  Warrants......................................  S-9
Description of the Warrants..................... S-15
The AMEX Hong Kong 30 Index..................... S-28
Certain United States Federal Income Tax
  Considerations................................ S-36
Underwriters.................................... S-38
Appendix A: Index of Key Terms.................. S-41

                                                 Page
                                                 ----
                     Prospectus

Available Information...........................    2
Incorporation of Documents by Reference.........    2
The Company.....................................    4
Use of Proceeds.................................    4
Risk Factors Relating to the Warrants...........    4
Description of the Warrants.....................    5
ERISA Matters for Pension Plans
  and Insurance Companies.......................   13
Plan of Distribution............................   13
Legal Matters...................................   14
Experts.........................................   14

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE WARRANTS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK
EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE.   SUCH STABILIZING, IF
COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in the Prospectus and this Prospectus Supplement and in the documents incorporated therein and herein by reference. Refer to "Index of Key Terms" attached hereto as Appendix A for a listing of defined terms and pages on which they are defined in this Prospectus Supplement.

Securities Offered............ 3,250,000 AMEX Hong Kong 30 Index Call Warrants
                               Expiring October 3, 1997.

Cash Settlement Value......... Upon exercise (including automatic exercise), each Warrant will entitle the holder thereof to receive from the Company an amount in U.S. Dollars computed by reference to increases in the AMEX Hong Kong 30 Index. Such amount (the "Cash Settlement Value") will equal the quotient (rounded down to the nearest cent) of
                               (A) the amount, if any, by which the Spot AMEX Hong Kong 30 Index for the applicable Valuation Date exceeds the Strike Level divided by (B) the product of 2.5 and the fixed Hong Kong Dollar/U.S. Dollar exchange rate of HK$7.73 per U.S.$1.00.

                               If the Strike Level is equal to or exceeds the Spot AMEX Hong Kong 30 Index for the applicable Valuation Date, the Cash Settlement Value will be zero, in which case (except in the case of automatic exercise), the Warrantholder will be permitted, subject to certain exceptions, to re-exercise such Warrant. The Strike Level is 502.28, which is the level of the AMEX Hong Kong 30 Index on the date of this Prospectus Supplement. The "Spot AMEX Hong Kong 30 Index" for any date means the level on such date of the AMEX Hong Kong 30 Index. As of the date hereof, the Spot AMEX Hong Kong 30 Index is
                               502.28 and the Cash Settlement Value of each Warrant is zero.

Maximum Price................. U.S.$5.05 per Warrant. The initial public offering price for the Warrants will be $5.05 per Warrant, except that the price will be $4.92375 per Warrant for investors purchasing 100,000 or more Warrants in a single transaction, subject to a 45-day holding period requirement. See "Underwriters" herein.

AMEX Hong Kong 30 Index....... The AMEX Hong Kong 30 Index is a
                               capitalization-weighted stock index designed, developed, maintained and operated by, and is a service mark of, the AMEX.

                               The AMEX Hong Kong 30 Index is being used by
                               the Company with the permission of the AMEX.
                               The AMEX Hong Kong 30 Index measures the
                               composite price performance of 30 selected
                               stocks trading on The Stock Exchange of Hong
                               Kong Ltd.   (the "Hong Kong Stock Exchange" or
                               "HKSE") and is designed to represent a
                               substantial segment of the Hong Kong stock
                               market.   Business sector representation in the
                               AMEX Hong Kong 30 Index consists primarily of property development, finance, utilities, conglomerates, hotel/leisure, airlines, transportation, property investment and publishing. The AMEX Hong Kong 30 Index was established on June 25, 1993, on which date the index was set at a value of 350.00.

                               As of October 2, 1995, the total capitalization of the component stocks of the AMEX Hong Kong 30 Index was approximately U.S.$201.81 billion. Market capitalizations of the individual stocks in the AMEX Hong Kong 30 Index ranged from a high of U.S.$24.71 billion to a low of U.S.$539 million, with the median being U.S.$3.6 billion.

                               Stocks that constitute the AMEX Hong Kong 30
                               Index may be changed or substituted by the AMEX based on certain criteria. See "The AMEX Hong Kong 30 Index" herein. The AMEX is under no obligation to continue the calculation and the dissemination of the AMEX Hong Kong 30 Index. If the AMEX or any Third Party discontinues publication of the AMEX Hong Kong 30 Index or any Successor Index, the Determination Agent shall determine the applicable Cash Settlement Value based on the formula and method used in calculating the AMEX Hong Kong 30 Index as in effect on the date the AMEX Hong Kong 30 Index or any Successor Index was last published. See "Certain Risk Factors Concerning the Warrants" herein.

Exercise of Warrants.......... The Warrants will be exercisable immediately upon issuance (subject to postponement as described herein under "Description of the Warrants -- Extension Events, Extraordinary Events and Exercise Limitation Events" or as a result of the exercise of a number of Warrants exceeding the maximum permissible amount) and until 3:00 P.M., New York City time, on the earlier of (i) the New York Business Day immediately preceding the Expiration Date and
                               (ii) the last New York Business Day prior to the effective date of their delisting from, or permanent suspension from trading (within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder) on the AMEX and failure to have the Warrants accepted at the same time for trading pursuant to the rules of another self-regulatory organization (an "SRO") that are filed with the Securities and Exchange Commission (the "Commission") under the Exchange Act (such last New York Business Day, the "Delisting Date"). The Warrants will expire on October 3, 1997 (the "Expiration Date"), subject to an automatic extension of the term of the Warrants as described herein under "Description of the Warrants -- Extension Events, Extraordinary Events and Exercise Limitation Events." Unless the term of the Warrants is extended, all Warrants not previously exercised will be automatically exercised on the Expiration Date or on any earlier Delisting Date, as the case may be.
                               See "Description of the Warrants -- Exercise of Warrants" herein.

Exercise Amount............... A Warrantholder may exercise no fewer than 500
                               Warrants at any one time, except in the case of automatic exercise. See "Description of the Warrants -- Exercise of Warrants -- Minimum Exercise Amount" herein. All exercises of Warrants (other than on the Expiration Date or any Delisting Date or upon the cancellation of Warrants or following the occurrence of an Extension Event) are subject, at the Company's option, to the limitation that not more than 750,000 Warrants in total may be exercised on any Exercise Date and not more than 250,000 Warrants may be exercised by or on behalf of any beneficial owner, either individually or in concert with any other beneficial owner, on any Exercise Date. See "Description of the Warrants -- Exercise of Warrants -- Maximum Exercise Amount" herein.

Extension Events,
  Extraordinary Events and
  Exercise Limitation Events.. See "Description of the Warrants -- Extension
                               Events, Extraordinary Events and Exercise
                               Limitation Events" herein for a description of such Events and the consequences of the declaration of such an Event by the Company.

Certain Risk Factors.......... The Warrants are speculative and involve a high degree of risk, including (but not limited to) risks arising from fluctuations in the prices of the stocks comprising the AMEX Hong Kong 30 Index, risks relating to the AMEX Hong Kong 30 Index and general risks applicable to the HKSE (the exchange on which all the stocks comprising the AMEX Hong Kong 30 Index are traded). Investors should recognize that their Warrants may expire worthless and should be prepared to sustain a total loss of the purchase price of their Warrants. The Warrants are appropriate investments only for investors with options approved accounts who are able to understand and bear the risk of a speculative investment in the Warrants.

                               Because the Determination Agent is an affiliate of the Company, potential conflicts of interest may exist between the Determination Agent and the Warrantholders.

                               While the Warrants have been approved for listing on the AMEX, subject to official notice of issuance, it is not possible to predict how the Warrants will trade in the secondary market or whether such market will be liquid or illiquid. To the extent Warrants are exercised, the number of Warrants outstanding will decrease, resulting in a decrease in the liquidity of the Warrants. In addition, the Company or one or more of its affiliates may from time to time purchase Warrants resulting in a decrease in the liquidity of the Warrants.

                               In the event that a suspension, material limitation or absence of trading on the HKSE of 20% or more in number of the Underlying Stocks (as defined herein) is continuing on the Expiration Date (an "Extension Event"), the term of the Warrants will be extended for a period of one month (the "Extended Expiration Date"), except that if the Cash Settlement Value or the Intrinsic Value used in calculating the Alternative Settlement Amount, as the case may be, of the Warrants would have been zero if the Warrants had been exercised such that the Valuation Date for such exercise was the Measurement Date (as defined herein), then the term of the Warrants will not be extended and the Warrants will be deemed to be worthless. See "Description of the Warrants -- Extension Events, Extraordinary Events and Exercise Limitation Events" herein. The Warrants will also be deemed to be worthless if the Expiration Date of the Warrants is extended but an Extension Event is continuing on the Extended Expiration Date or any earlier Delisting Date. As a result, investors may suffer a total loss of their investment in the Warrants even though the Cash Settlement Value of the Warrants, if calculated using the fair value of the Underlying Stocks at the time the Warrants are deemed to be worthless, would be greater than zero.

                               The Warrants share many of the risks of
                               standardized options but, unlike standardized options, they are backed only by the credit of the Company (not The Options Clearing Corporation). The Warrants contain their own terms and conditions, which may differ from those of other warrants, even other warrants on the AMEX Hong Kong 30 Index or other warrants issued by the Company.

                               Investors should consider carefully the risks and other matters discussed under "Risk Factors Relating to the Warrants" in the Prospectus and "Certain Risk Factors Concerning the Warrants," "Description of the Warrants" and "Certain United States Income Tax Considerations" herein prior to purchasing the Warrants.

Who Should Invest............. The AMEX requires that the Warrants be sold only to investors with options approved
                               accounts and requires that its members and member organizations and registered employees thereof make certain suitability determinations before recommending transactions in Warrants.

                               Investment decisions relating to international stock index warrants require an investor to predict the direction of movements in the underlying index as well as the amount and
                               timing of those movements.   International
                               stock index warrants may change substantially in value, or lose all of their value, with relatively small movements in the underlying index. Moreover, in the absence of countervailing factors, such as an offsetting movement in the level of the index, the market value of an index warrant will tend to decrease over time and the warrant will have no market value after the time for exercise has expired. Accordingly, the Warrants involve a high degree of risk and are not appropriate for every investor. Investors who are considering purchasing the Warrants must have an options approved account, be able to understand and bear the risk of an investment in the Warrants, be experienced with respect to options and option transactions and understand the risks of stock index transactions. Such investors should reach an investment decision only after careful consideration with their advisers of the suitability of the Warrants in light of their particular financial circumstances and the information set forth in this Prospectus Supplement and the Prospectus. See "Risk Factors Relating to the Warrants" in the Prospectus and "Certain Risk Factors Concerning the Warrants" herein. As indicated above, investors should be prepared to sustain a total loss of the purchase price of the Warrants.

Listing....................... The American Stock Exchange

Warrant Trading Symbol........ "HKM.WS"


Warrant Agent................. Chemical Bank

Determination Agent........... Morgan Stanley & Co. Incorporated

AMEX Hong Kong 30 Index
  Quotation Symbol............ "HKX"


                                  REFERENCES

     References herein to "U.S. Dollar," "U.S.$" or "$" are to the lawful
currency of the United States of America.   References to "Hong Kong Dollar,"
"HK$" or "HK Dollar" are to the lawful currency of Hong Kong. As used herein, "New York Business Day" means any day other than a Saturday or a Sunday or day on which either the AMEX or the New York Stock Exchange is not open for securities trading or commercial banks in New York City are required or authorized by law or executive order to remain closed, and "Hong Kong Business Day" means any day other than (i) a Saturday or Sunday or a day on which banks are not open for a full day of business in Hong Kong or (ii) a day on which the HKSE or Hong Kong Futures Exchange Ltd. (the "Hong Kong Futures Exchange " or "HK Futures Exchange") is not open for business. As used herein, "Index Calculation Day" means any day on which the AMEX Hong Kong 30 Index or any Successor Index is calculated and published.

                          USE OF PROCEEDS AND HEDGING

     All or a portion of the net proceeds from the sale of the Warrants will be used by the Company or one or more of its affiliates in connection with hedging the obligations represented by the Warrants. Such hedging activities may include the establishment of positions which entail only potential payments upon close-out but not up-front acquisition costs. Any remaining net proceeds will be used for general corporate purposes.

     During the course of the Hong Kong trading day that occurred on the date of this Prospectus Supplement, the Company, through its affiliates, hedged its anticipated exposure in connection with the Warrants by taking positions in
(i) the component stocks of the AMEX Hong Kong 30 Index and (ii) interest rate swap contracts. Such hedging was carried out in a manner designed to minimize any impact on the prices of the Underlying Stocks. Purchase activity could potentially increase the prices of the Underlying Stocks, however, and therefore the Strike Level. Although the Company has no reason to believe that its hedging activity will have such an impact, there can be no assurance that the Company will not affect the prices of the Underlying Stocks as a result of its hedging activities. The Company, through its affiliates, expects to modify its hedge position throughout the life of the Warrants by taking positions in the securities and instruments listed above, options contracts listed on the AMEX linked to the Hong Kong Options Index, futures or options listed on the HK Futures Exchange linked to the Hang Seng Index (the "HSI"), over-the-counter options linked to the AMEX Hong Kong 30 Index or the HSI and other available securities and instruments.

                 CERTAIN RISK FACTORS CONCERNING THE WARRANTS

General Market and Timing Risks

     The owner of a Warrant (a "Warrantholder") will receive a cash payment upon exercise (including automatic exercise) only if such Warrant has a Cash Settlement Value (or, if applicable, upon the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under "Description of the Warrants -- Extension Events, Extraordinary Events and Exercise Limitation Events" herein, an Alternative Settlement Amount) greater than zero at such time. The Cash Settlement Value of a Warrant will be an amount in U.S. Dollars equal to the quotient (rounded down to the nearest cent) of (A) the amount, if any, by which the AMEX Spot Hong Kong 30 Index for the applicable Valuation Date exceeds the Strike Level divided by (B) the product of 2.5 and the fixed Hong Kong Dollar/U.S. Dollar exchange rate of HK$7.73 per U.S. $1.00. See "Description of the Warrants -- Cash Settlement Value" herein.

     The Strike Level is 502.28, which is the level of the AMEX Hong Kong 30 Index on the date of this Prospectus Supplement (see "Description of the Warrants -- Cash Settlement Value" herein). The "Spot AMEX Hong Kong 30 Index" for any date means the level on such date of the AMEX Hong Kong 30 Index. See "AMEX Hong Kong 30 Index" herein.

     Except under the circumstances described in the next paragraph, the Valuation Date for an exercised Warrant will be the first Index Calculation Day after the related Exercise Date. The Exercise Date for an exercised Warrant, subject to certain exceptions described under "--Exercise of Warrants," "--Limit Option" and "--Automatic Exercise" under "Description of the Warrants" herein, will be the New York Business Day on which such Warrant and the related Exercise Notice are received in proper form by the Warrant Agent, if received at or prior to 3:00 P.M., New York City time, on such day; if the Warrant and related Exercise Notice are received after 3:00 P.M., New York City time, on such day, the Exercise Date will be the next succeeding New York Business Day. See "Description of the Warrants--Exercise of Warrants" herein.

     Because the Valuation Date for an exercised Warrant will occur after the Exercise Date, a Warrantholder will not be able to determine, at the time of exercise of a Warrant, the Spot AMEX Hong Kong 30 Index that will be used in calculating the Cash Settlement Value of such Warrant (and will thus be unable to determine such Cash Settlement Value). In addition, the Valuation Date for an exercised Warrant may be postponed upon the occurrence and continuation of an Extraordinary Event or an Exercise Limitation Event (see "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events" herein) or as a result of the exercise of a number of Warrants exceeding the limits on exercise described below under "Description of the Warrants--Maximum Exercise Amount."

     The level of the AMEX Hong Kong 30 Index will determine whether the Warrants have a Cash Settlement Value greater than zero on any particular day. The Warrants are at-the-money (i.e., their Cash Settlement Value is zero) as of the date of this Prospectus Supplement and will be "in-the-money" (i.e., their Cash Settlement Value will be greater than zero) on any particular day only if the level of the AMEX Hong Kong 30 Index increases so that the Spot AMEX Hong Kong 30 Index is above the Strike Level on such day. An increase in the level of the Spot AMEX Hong Kong 30 Index will result in a greater Cash Settlement Value, and a decrease in the level of the Spot AMEX Hong Kong 30 Index will result in a lesser or zero Cash Settlement Value. Potential profit or loss upon exercise (including automatic exercise) of a Warrant will be a function of the Cash Settlement Value (or, if applicable, the Alternative Settlement Amount) of such Warrant, the purchase price of such Warrant and any related transaction costs.

     Each Warrant has a Cash Settlement Value of zero as of the date of this Prospectus Supplement. The Cash Settlement Value at any time prior to expiration is expected typically to be less than the Warrants' market value at that time. The difference between the market value and the Cash Settlement Value will reflect a number of factors, including the "time value" for the Warrants, and the supply and demand for the Warrants. The "time value" of the Warrants will depend upon the length of the period remaining to expiration of the Warrants. The Expiration Date of the Warrants will be accelerated should the Warrants be delisted or should there be a permanent suspension of trading of the Warrants on the AMEX or other SRO whose rules are filed with the Commission under the Exchange Act. Any such acceleration could result in the total loss of any otherwise remaining "time value" and could occur when the Warrants are "out-of-the-money" (i.e., when the Spot AMEX Hong Kong 30 Index is less than or equal to the Strike Level), thus resulting in total loss of the purchase price of the Warrants.

     Investment decisions relating to international stock index warrants require the investor to predict the direction of movements in the underlying index as well as the amount and timing of those movements. International stock index warrants may change substantially in value, or lose all of their value, with relatively small movements in the index. Moreover, an index warrant is a "wasting asset" in that in the absence of countervailing factors, such as an offsetting movement in the level of the index, the market value of an index warrant will tend to decrease over time and the warrant will have no market value after the time for exercise has expired. Accordingly, the Warrants involve a high degree of risk and are not appropriate for every investor. As such, investors who are considering purchasing the Warrants must be able to understand and bear the risk of a speculative investment in the Warrants and be experienced with respect to options and option transactions and understand the risks of stock index transactions. Such investors should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Warrants in light of their particular financial circumstances and the information set forth in this Prospectus Supplement and in the Prospectus.

     The Warrants share many of the risks of standardized options but, unlike standardized options, they are backed only by the credit of the Company (not The Options Clearing Corporation). The Warrants contain their own terms and conditions, which may differ from those of other warrants, even other warrants on the AMEX Hong Kong 30 Index or other warrants issued by the Company.

     Since its inception, the AMEX Hong Kong 30 Index has experienced, and (based on historical data for the Underlying Stocks that as of June 25, 1993 were contained in the AMEX Hong Kong 30 Index) the AMEX Hong Kong 30 Index, had it existed prior to such date, would have experienced, significant movements in the past, and it is impossible to predict its future direction. See "The AMEX Hong Kong 30 Index -- Historical Data on the AMEX Hong Kong 30 Index" herein.

     The AMEX requires that the Warrants be sold only to investors with options approved accounts. In addition, the AMEX requires that its members and member organizations and registered employees thereof make certain suitability determinations before recommending transactions in Warrants. Before making any investment in the Warrants, it is important that a prospective investor become informed about and understand the nature of the Warrants in general, the specific terms of the Warrants and the nature of the AMEX Hong Kong 30 Index. An investor should understand the consequences of liquidating his investment in a Warrant by exercising it as opposed to selling it. It is especially important for an investor to be familiar with the procedures governing the exercise of the Warrants, since the Cash Settlement Value of the Warrants will fluctuate over the life of the Warrants and a failure to properly exercise a Warrant prior to its expiration could result in the loss of the opportunity to realize a Cash Settlement Value that is higher than the Cash Settlement Value that might otherwise be realized on the Expiration Date. To properly exercise Warrants, an investor must know when Warrants are exercisable and how to exercise them.

Risk Due to Delay or Postponement of Valuation of Warrants

     Any downward movement in the level of the AMEX Hong Kong 30 Index between the time a Warrantholder submits an Exercise Notice and the time the Spot AMEX Hong Kong 30 Index is determined with respect to such exercise (which period will, at a minimum, represent an entire Hong Kong Business Day and, in the case of a postponed Valuation Date following an Extraordinary Event or an Exercise Limitation Event or as a result of there being exercised a number of Warrants exceeding the maximum permissible amount, may be substantially longer) will, subject to the Limit Option described below and under "Description of the Warrants--Limit Option" herein, result in such Warrantholder receiving a Cash Settlement Value or Alternative Settlement Amount (including a zero Alternative Settlement Amount) that is less than the Cash Settlement Value anticipated by such Warrantholder based on the level of the AMEX Hong Kong 30 Index most recently reported prior to exercise. The AMEX will calculate the AMEX Hong Kong 30 Index once each day based upon the most recent official closing prices of each of the Underlying Stocks as reported by the HKSE. Due to time differences, trading on the HKSE occurs when the AMEX is closed for business.

     Except in the case of automatic exercise, a Warrantholder may be able to limit to some extent the risk associated with any such downward movement in the AMEX Hong Kong 30 Index between an Exercise Date and the applicable Valuation Date if such Warrantholder, in connection with an exercise of Warrants, elects the Limit Option. Pursuant to the Limit Option, Warrants tendered for exercise will not be exercised if the Spot AMEX Hong Kong 30 Index as of the applicable Valuation Date is fifteen (15) or more points lower than the level of the AMEX Hong Kong 30 Index immediately prior to the applicable Exercise Date. See "Description of the Warrants--Limit Option" herein. However, in the event of the occurrence of an Extraordinary Event or Exercise Limitation Event resulting in the payment to Warrantholders of an Alternative Settlement Amount in lieu of the Cash Settlement Value or in the case of certain events following the occurrence of an Extension Event, the Limit Option will not preclude the exercise of Warrants as described under "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events" herein.

     If the Company determines that an Extraordinary Event or an Exercise Limitation Event has occurred and is continuing on any day that would otherwise be a Valuation Date for any exercised Warrant, then the Valuation Date for such Warrant will be postponed to the next Index Calculation Day following the Hong Kong Business Day on which there is no Extraordinary Event or Exercise Limitation Event; provided that, subject to an automatic extension of the term of the Warrants or to a determination that the Warrants are worthless, as described under "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events," if the postponed Valuation Date has not occurred on or prior to the Expiration Date or any earlier Delisting Date, the Warrantholders will receive the Alternative Settlement Amount (as described below) in lieu of the Cash Settlement Value; provided, further, that, in the case of an Extraordinary Event, if the Company determines that such Extraordinary Event is expected to continue and the Company notifies the Warrant Agent that it is cancelling the Warrants, then the date on which such notice is given (whether or not such date is a New York Business Day) will become the Valuation Date for such Warrant, in which case such Warrantholder will receive, in lieu of the Cash Settlement Value of such Warrant, the Alternative Settlement Amount thereof, which is equal to the sum of the Cash Settlement Value of the Warrants on such Valuation Date and a ratable portion of the initial offering price of the Warrants, subject to certain exceptions and adjustments. The Cash Settlement Value or the Alternative Settlement Amount of a Warrant determined as of any such postponed Valuation Date may be substantially lower (including zero) than the otherwise applicable Cash Settlement Value thereof. See "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events" herein, which includes a description of events, circumstances or causes constituting Extension Events, Extraordinary Events or Exercise Limitation Events.

Risks Due to Company's Inability to Trade in Underlying Stocks

     In the event that a suspension, material limitation or absence of trading on the HKSE of 20% or more in number of the Underlying Stocks is continuing on the Expiration Date (an "Extension Event"), the term of the Warrants will be extended for a period of 30 days (the "Extended Expiration Date"), except that if the Cash Settlement Value or the Intrinsic Value used in calculating the Alternative Settlement Amount, as the case may be, of the Warrants would have been zero if the Warrants had been exercised such that the Valuation Date for such exercise was the Measurement Date, then the term of the Warrants will not be extended and the Warrants will be deemed to be worthless. See "Description of the Warrants -- Extension Events, Extraordinary Events and Exercise Limitation Events" herein. The Warrants will also be deemed to be worthless if the Expiration Date of the Warrants is extended but an Extension Event is continuing on the Extended Expiration Date or any earlier Delisting Date. As a result, investors may suffer a total loss of their investment in the Warrants even though the Cash Settlement Value of the Warrants, if calculated using the fair value of the Underlying Stocks at the time the Warrants are deemed to be worthless, would be greater than zero.

Risks and Costs Associated with Conversion and Exercise of Warrants

     The Warrants will be issued as certificates in registered form. Accordingly, a beneficial owner of Warrants holding certificated Warrants indirectly (for instance, through a broker that holds such Warrants in "street name") may exercise such Warrants only through his registered holder. In the case of a beneficial owner holding certificated Warrants through his broker in "street name," such beneficial owner must direct his broker, who may in turn need to direct another intermediary, to submit an Exercise Notice and the related Warrants to the Warrant Agent. To ensure that an Exercise Notice and the related Warrants will be delivered to the Warrant Agent before 3:00 P.M., New York City time, on a given New York Business Day, a beneficial holder of Warrants must give the appropriate direction to his broker or other intermediary before such broker's or intermediary's cut-off time for accepting exercise instructions from customers for that day. Different brokerage firms or intermediaries may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, Warrantholders should consult with their brokers, or other intermediaries, as to applicable cut-off times and other exercise mechanics. See "-- Exercise of Warrants" and "-- Limit Option" under "Description of the Warrants" herein.

     Commencing on the forty-fifth calendar day or on any earlier day specified by Morgan Stanley with the approval of the Company (or if such day is not a New York Business Day, the next succeeding New York Business Day) after the closing of the offering (which closing date is expected to be October 10, 1995), each Warrantholder will have the option, for 45 calendar days thereafter, to convert the form in which such Warrantholder holds his Warrants from certificated to book-entry form (the "Conversion Option"). Such conversion will occur through the facilities of The Depository Trust Company, New York, New York ("DTC", which term, as used herein and in the Prospectus, includes any successor depository selected by the Company). To exercise Warrants, a Warrantholder who has utilized the Conversion Option must direct a broker, who may in turn need to direct a Participant (as defined in the Prospectus under "Description of the Warrants -- Certain Items Applicable to all Warrants -- Book-Entry Form"), to transfer Warrants held by DTC on behalf of such Warrantholder and to submit an Exercise Notice to the Warrant Agent. A Warrantholder may desire that the New York Business Day on which his Warrants and an Exercise Notice are delivered on his behalf to the Warrant Agent will constitute the Exercise Date for the Warrants being exercised (for example, to utilize the Limit Option most effectively). To achieve such objective, the Warrantholder must cause such Warrants to be transferred to, and such Exercise Notice to be received by, the Warrant Agent at or prior to 3:00 P.M., New York City time, on such New York Business Day. To ensure that such Warrants and Exercise Notice will be received by the Warrant Agent at or prior to such time, such Warrantholder must give the appropriate directions to his broker before such broker's (and, if such broker is not a Participant, the applicable Participant's) cut-off time for accepting exercise instructions from customers for that day. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, Warrantholders holding their Warrants in book-entry form should consult with their brokers or other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics. See " --Exercise of Warrants," "--Settlement" and " --Limit Option" under "Description of the Warrants" herein. Forms of Exercise Notice for Warrants held in book-entry form may be obtained from the Warrant Agent's Office during the Warrant Agent's normal business hours. See "Description of the Warrants --General" herein.

     A Warrantholder may exercise no fewer than 500 Warrants at any time, except in the case of automatic exercise. Accordingly, except in the case of automatic exercise of the Warrants, a Warrantholder with fewer than 500 Warrants will need either to sell his Warrants or to purchase additional Warrants, thereby incurring transaction costs, in order to realize upon his investment.

Important Considerations Relating to Hong Kong

     Investors should realize that the value of the AMEX Hong Kong 30 Index, and therefore the potential Cash Settlement Value or Alternative Settlement Amount, as the case may be, may be adversely affected by political, economic or social instability, developments and changes in law or regulations, particularly in Hong Kong and the People's Republic of China ("China"). Certain of these factors are discussed below.

     Hong Kong's Reversion to Chinese Sovereignty. From July 1, 1997, Hong Kong will cease to be a Crown Colony of the United Kingdom and China will exercise sovereignty over Hong Kong, which will become a Special Administrative Region ("SAR") of China. In the past, the prices of shares on the HKSE and Hong Kong property market values have experienced substantial fluctuations in response to political developments affecting China and relations between China and the United Kingdom. Although China has agreed by treaty that the Hong Kong SAR will have a high degree of legislative, legal and economic autonomy, there can be no assurance as to the consequence of the exercise of Chinese sovereignty over Hong Kong on the future economic and political status of Hong Kong and the AMEX Hong Kong 30 Index.

     Certain Economic Factors. The performance of certain companies listed on the Hong Kong Stock Exchange is linked to the economic climate of China. Any downturn in economic growth or other negative developments affecting the economic climate of China could have a materially adverse effect on the value of the AMEX Hong Kong 30 Index. In addition, the Hong Kong securities markets are currently characterized by a high level of investment by and interest among United States and other non-Hong Kong persons. Changes in the level of investment or interest could have a materially adverse effect on the level of the AMEX Hong Kong 30 Index.

     Factors Relating to Real Estate and Property Development. Underlying Stocks representing approximately one-third of the market capitalization of the AMEX Hong Kong 30 Index (as of October 2, 1995) are companies engaged in real estate asset management, development, leasing, property sales and other related activities. Many factors may have an adverse impact on the credit quality of these real estate companies and, indirectly, the AMEX Hong Kong 30 Index. Generally, these include economic recession, the cyclical nature of real estate markets, overbuilding, changing demographics, changes in governmental regulations (including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.

Certain Relationships and Related Transactions

     Potential investors should also be aware that Morgan Stanley & Co. Incorporated ("Morgan Stanley"), in its capacity as Determination Agent, is under no obligation to take the interests of the Warrantholders into consideration in the event it determines the Cash Settlement Value. Because Morgan Stanley is an affiliate of the Company, conflicts of interest may arise in connection with Morgan Stanley's performing its role as Determination Agent. Morgan Stanley, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Warrants to restrict the use of information relating to the calculation of the Cash Settlement Value prior to its dissemination. Morgan Stanley is obligated to carry out its duties and functions as Determination Agent in good faith and using its reasonable judgment.

     Morgan Stanley and its affiliates may from time to time engage in transactions involving the Underlying Stocks for their proprietary accounts and for other accounts under their management, which may influence the value of such Underlying Stocks and therefore the value of the Warrants. Morgan Stanley and its affiliates also are the writers of the hedge of the Company's obligations under the Warrants and will be obligated to pay to the Company upon exercise of Warrants an amount equal to the value of the exercised Warrants. See "Use of Proceeds" in the Prospectus and "Use of Proceeds and Hedging" herein. Accordingly, under certain circumstances, conflicts of interest may arise between Morgan Stanley's responsibilities as Determination Agent with respect to the Warrants and its obligations under its hedge.

     In addition, Morgan Stanley will determine whether an investor or any account in which an investor has deposited any of its Delivered Warrants (as defined herein) has satisfied the holding period requirement described under "Underwriters" herein.

Other Considerations

     The initial offering price of the Warrants will be in excess of the price that a commercial user of options on the AMEX Hong Kong 30 Index might pay for a comparable option in a private transaction. It is not possible to predict how the Warrants will trade in the secondary market or whether such market will be liquid or illiquid. To the extent Warrants are exercised, the number of Warrants outstanding will decrease, resulting in a decrease in the liquidity of the Warrants. In addition, during the life of the Warrants, the Company or its affiliates may from time to time purchase and exercise the Warrants, resulting in a decrease in the liquidity of the Warrants.

     The Cash Settlement Value or the Alternative Settlement Amount of a Warrant will be determined using a fixed HK Dollar/U.S. Dollar exchange rate, thus, changes in the actual HK Dollar/U.S. Dollar exchange rate will not affect the calculation of these amounts. Nevertheless, the HK Dollar/U.S. Dollar exchange rate may affect economic and political developments in Hong Kong which, in turn, may affect the value of the AMEX Hong Kong 30 Index.

     In the event that the AMEX Hong Kong 30 Index is not published by the AMEX but is published by another person not affiliated with the Company and acceptable to the Company (the "Third Party"), then the Spot AMEX Hong Kong 30 Index for any date thereafter will be determined based on the level of the AMEX Hong Kong 30 Index as published by such Third Party. If the AMEX or any Third Party discontinues publication of the AMEX Hong Kong 30 Index and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the AMEX Hong Kong 30 Index (any such index being a "Successor Index"), then the Spot AMEX Hong Kong 30 Index for any date thereafter will be determined by the Determination Agent on behalf of the Company based on the closing level of the Successor Index on such date.
If the AMEX or any Third Party makes a material change in the formula for, or the method of calculating, the AMEX Hong Kong 30 Index or any Successor Index, the Determination Agent shall make such calculations as may be required to determine the applicable Cash Settlement Value using the formula and method of calculating the AMEX Hong Kong 30 Index or any Successor Index as in effect prior to such change or modification. If the AMEX and/or any Third Party discontinues publication of the AMEX Hong Kong 30 Index and/or any Successor Index, the Determination Agent will determine the applicable Cash Settlement Value based on the formula and method used in calculating the AMEX Hong Kong 30 Index or any Successor Index as in effect on the date the AMEX Hong Kong 30 Index or such Successor Index was last published.

     The Warrants have been approved for listing on the AMEX, subject to official notice of issuance. In the event that the Warrants are delisted from, or permanently suspended from trading on, the AMEX, and not accepted at the same time for trading pursuant to the rules of another SRO that are filed with the Commission under the Exchange Act, Warrants not previously exercised will be deemed automatically exercised on the last New York Business Day prior to the effective date of such delisting or suspension, and if such delisting or suspension occurs prior to the Expiration Date, the Cash Settlement Value, if any, will be calculated and settled as provided below under "Description of the Warrants--Automatic Exercise," subject to a determination that the Warrants are worthless, as described below under "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitation Events." If such delisting or suspension occurs after the Expiration Date and prior to any Extended Expiration Date, the Warrants will be deemed to be worthless. See "Description of the Warrants --Delisting of Warrants" herein. In the event the Company becomes aware that a delisting or suspension of trading of the Warrants on the AMEX is likely to occur, the Company will use its best efforts to list the Warrants on another United States national securities exchange at or prior to the time such delisting or suspension of trading occurs.

     The Underwriters propose initially to offer the Warrants at a price that reflects a discount from the maximum price to public referred to on the cover of this Prospectus Supplement for the purchase of 100,000 or more Warrants in any single transaction, subject to the 45-day holding period requirement referred to under "Underwriters" herein. Should investors who are subject to the holding period requirement sell their Warrants once the holding period is no longer applicable, the market price of the Warrants may be adversely affected. See "Underwriters" herein.

     Investors considering the purchase of Warrants should be experienced with respect to options and options transactions, should understand the risks of stock index transactions and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Warrants in light of their particular financial circumstances and the information set forth in this Prospectus Supplement and in the Prospectus. The AMEX requires that the Warrants be sold only to investors with options approved accounts and requires its members and member organizations and registered employees thereof to make certain suitability determinations before recommending transactions in the Warrants.

     In addition, in September 1995, options trading commenced on HSBC Holdings plc and Cheung Kong Holdings Ltd. on the HKSE. While no options on other Underlying Stocks are currently traded, options on such Underlying Stocks may commence trading in the near future which may affect the volatility of such Underlying Stocks.

                          DESCRIPTION OF THE WARRANTS


General

     The Warrants will be issued pursuant to a Warrant Agreement (the "Warrant Agreement"), to be dated as of October 10, 1995, among the Company, Chemical Bank, as Warrant Agent (the "Warrant Agent"), and Morgan Stanley, as Determination Agent. The following summaries of certain provisions of the Warrants and the Warrant Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Warrant Agreement (including the form of Warrant Certificate attached as an exhibit thereto). The Warrant Agreement will be available from the Warrant Agent by contacting its office (the "Warrant Agent's Office"), which is currently located at 450 West 33rd Street, New York, New York 10001, during the Warrant Agent's normal business hours.

     The aggregate number of Warrants to be issued will be 3,250,000 subject to the over-allotment option granted by the Company to the Underwriters (see "Underwriters" herein) and to the right of the Company to "reopen" the issue of Warrants and issue additional Warrants at a later time.

     A Warrant will not require or entitle a Warrantholder to purchase or take delivery from the Company of any of the Underlying Stocks or any other securities. Upon exercise of a Warrant, the Company will make only a U.S. Dollar cash payment in the amount of the Cash Settlement Value or Alternative Settlement Amount, if any and as applicable, of such Warrant. The Company is under no obligation to, nor will it, sell or deliver to any Warrantholder any of the Underlying Stocks or any other securities in connection with the exercise of any Warrants. Warrantholders will not receive any interest on any Cash Settlement Value or Alternative Settlement Amount, and the Warrants will not entitle the Warrantholders to any of the rights of holders of any of the Underlying Stocks or any other securities.

Cash Settlement Value

     Each Warrant will entitle the Warrantholder to receive, upon exercise (including automatic exercise), the Cash Settlement Value of such Warrant, except that, under the circumstances described under "Extension Events, Extraordinary Events and Exercise Limitation Events" herein, such Warrantholder may instead receive the Alternative Settlement Amount for such Warrant or, in certain circumstances following an Extension Event, the Warrants will be deemed to be worthless. The Cash Settlement Value of a Warrant will be in an amount in U.S. Dollars equal to the quotient (rounded down to the nearest cent) of (A) the amount, if any, by which the Spot AMEX Hong Kong 30 Index for the applicable Valuation Date exceeds the Strike Level for such Warrant divided by (B) the product of 2.5 and the fixed Hong Kong Dollar/U.S. Dollar exchange rate of HK$7.73 per U.S. $1.00. The Cash Settlement Value is described by the following formula:


  Cash Settlement Value = the greater of (i) $0 and (ii) $1 x (Spot AMEX Hong
                          Kong 30 Index -- Strike Level)
                          ---------------------------------------------------
                                     2.5 x (HK$7.73/U.S. $1.00)

The "Strike Level" is 502.28 which was the level of the AMEX Hong Kong 30 Index on the date of this Prospectus Supplement. The "Spot AMEX Hong Kong 30 Index" for any date means the level on such date of the AMEX Hong Kong 30 Index.

Warrant Values on Exercise

     Set forth below is an illustrative example demonstrating the Cash Settlement Values of a hypothetical Warrant at a Strike Level of 502.28 (based on an exchange rate of HK$7.73 per U.S.$1.00 and a divisor of 2.5) and at various hypothetical levels of the Spot AMEX Hong Kong 30 Index. The illustrative hypothetical Cash Settlement Values in the table do not reflect any "time value" for a Warrant, which may be reflected in trading value, and are not necessarily indicative of potential profit or loss, which are also affected by purchase price and transaction costs. The hypothetical Cash Settlement Values in the table have been rounded to two decimal places.

                                     Hypothetical Spot       Hypothetical Cash
                                      AMEX Hong Kong         Settlement Value
                                         30 Index               of Warrant
                                     ----------------        ----------------
                                           500                    $ 0.00
                                           525                      1.18
                                           550                      2.47
                                           575                      3.76
                                           600                      5.06
                                           625                      6.35
                                           650                      7.64
                                           675                      8.94
                                           700                     10.23
                                           725                     11.52
                                           750                     12.82
                                           775                     14.11
                                           800                     15.41
                                           825                     16.70
                                           850                     17.99
                                           875                     19.29

     The hypothetical Cash Settlement Value will be zero for any hypothetical Spot AMEX Hong Kong 30 Index equal to or less than 502.28, the Strike Level referred to above.

Exercise of Warrants

     Exercise of Warrants. The Warrants will be immediately exercisable upon issuance, subject to postponement as described herein under " -- Extension Events, Extraordinary Events and Exercise Limitation Events" or as a result of the exercise of a number of Warrants exceeding the maximum permissible amount, and will expire on October 3, 1997 (the "Expiration Date"), subject to an automatic extension of the term of the Warrants as described under "-- Extension Events, Extraordinary Events and Exercise Limitation Events" below. Unless the term of the Warrants is extended, all Warrants not exercised (including by reason of any such postponed exercise) at or before 3:00 P.M., New York City time, on the earlier of (i) the New York Business Day immediately preceding the Expiration Date and (ii) any earlier Delisting Date, will be automatically exercised as described under "Automatic Exercise" below.

     A Warrantholder may exercise Definitive Warrants on any New York Business Day during the period from the date of issuance until 3:00 P.M., New York City time, on the earlier of (i) the New York Business Day immediately preceding the Expiration Date and (ii) any earlier Delisting Date, by delivering or causing to be delivered to the Warrant Agent at the location designated for such purpose (the "Warrant Agent's Window"), the Warrant Certificate representing such Warrants with the irrevocable notice of exercise on the reverse thereof (or a notice of exercise in substantially identical form delivered therewith) (such notice, an "Exercise Notice") duly completed and executed. The current address of the Warrant Agent's Window is: Chemical Bank/Geoserve, Corporate Trust Securities Window, 55 Water Street, Room 234, North Building, New York, New York 10041, Attention: Tender Department.

     In the case of book-entry Warrants held through the facilities of DTC, a Warrantholder may exercise such Warrants on any New York Business Day during the period from the beginning of the Conversion Option Period (which will be forty-five calendar days from the closing of the offering or such earlier day specified by Morgan Stanley with the approval of the Company) until 3:00 P.M., New York City time, on the earlier of (i) the New York Business Day immediately preceding the Expiration Date and (ii) any earlier Delisting Date, by causing (x) such Warrants to be transferred free to the Warrant Agent on the records of DTC and (y) a duly completed and executed Exercise Notice to be received by the Warrant Agent from a Participant acting on behalf of the Warrantholder. Forms of Exercise Notice for Warrants held through the facilities of DTC may be obtained from the Warrant Agent at the Warrant Agent's Office. The Warrant Agent's facsimile transmission number for this purpose is (212) 946-7682.

     Except for Warrants subject to automatic exercise or subject to the Limit Option and except following an Extension Event, the "Exercise Date" for a Warrant will be (i) the New York Business Day on which the Warrant Agent receives at the Warrant Agent's Window the Warrant (or transfer of such Warrant through DTC in the case of book-entry Warrants) and Exercise Notice (by facsimile transmission in the case of Exercise Notices for book-entry Warrants) in proper form with respect to such Warrant, if received at or prior to 3:00 P.M., New York City time, on such day, or (ii) if the Warrant Agent receives such Warrant (or transfer of such Warrant through DTC in the case of book-entry Warrants) and Exercise Notice after 3:00 P.M., New York City time, on a New York Business Day, then the next succeeding New York Business Day.

     To ensure that an Exercise Notice and the related Warrants will be delivered to the Warrant Agent before 3:00 P.M., New York City time, on a given New York Business Day, a Warrantholder may need to give exercise instructions to his broker or other intermediary substantially earlier than 3:00 P.M., New York City time, on such day. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, Warrantholders should consult with their brokers and other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics.

     Except in the case of Warrants subject to automatic exercise and for Warrants that upon exercise will entitle the holder thereof to receive an Alternative Settlement Amount in lieu of the Cash Settlement Amount and except following an Extension Event, if on any Valuation Date the Cash Settlement Amount for any Warrants would be zero, then the attempted exercise of any such Warrants will be void and of no effect and, in the case of Definitive Warrants, the Warrant Certificate evidencing such Warrants will be returned to the registered holder by first class mail at the Company's expense or, in the case of book-entry Warrants held through the facilities of DTC, such Warrants will be transferred back to the Participant that submitted them free on the records of DTC, and, in any such case, such Warrantholder will be permitted to re-exercise such Warrants prior to the Expiration Date or any earlier Delisting Date, as the case may be.

     Minimum Exercise Amount. No fewer than 500 Warrants may be exercised by a Warrantholder at any one time (other than on automatic exercise). Accordingly, Warrantholders with fewer than 500 Warrants will need either to sell their Warrants or to purchase additional Warrants, thereby incurring transaction costs, in order to realize upon their investment. Warrantholders must satisfy the minimum exercise amount requirement described above separately with respect to both Definitive and book-entry Warrants even if both kinds of Warrants are to be exercised at the same time. Thus, a Warrantholder seeking to exercise both Definitive and book-entry Warrants at the same time must still exercise a minimum of 500 of each kind of Warrant in order to satisfy such requirement. In addition, book-entry Warrants held through one Participant may not be combined with book-entry Warrants held through another Participant in order to satisfy the minimum exercise requirement.

     Maximum Exercise Amounts. All exercises of Warrants (other than on automatic exercise or following an Extension Event) are subject, at the Company's option, to the limitation that not more than 750,000 Warrants in total may be exercised on any Exercise Date and not more than 250,000 Warrants may be exercised by or on behalf of any beneficial owner, either individually or in concert with any other beneficial owner, on any Exercise Date. If any New York Business Day would otherwise, under the terms of the Warrant Agreement, be the Exercise Date in respect of more than 750,000 Warrants, then at the Company's election, 750,000 of such Warrants shall be deemed exercised on such Exercise Date (selected by the Warrant Agent on a pro rata basis, but if, as a result of such pro rata selection, any registered holders of Warrants would be deemed to have exercised less than 500 Warrants, then the Warrant Agent shall first select an additional amount of such holders' Warrants so that no holder shall be deemed to have exercised less than 500 Warrants), and the remainder of such Warrants (the "Remaining Warrants") shall be deemed exercised on the following New York Business Day (notwithstanding the minimum exercise requirements and subject to successive applications of this provision); provided that any Remaining Warrants for which an Exercise Notice was delivered on a given Exercise Date shall be deemed exercised before any other Warrants for which an Exercise Notice was delivered on a later Exercise Date. If any beneficial owner of Warrants attempts to exercise more than 250,000 Warrants on any New York Business Day individually or in concert, then at the Company's election, 250,000 of such Warrants shall be deemed exercised on such New York Business Day and the remainder shall be deemed exercised on the following New York Business Day (notwithstanding the minimum exercise requirement and subject to successive applications of this provision). As a result of any postponed exercise as described above, Warrantholders will receive a Cash Settlement Value determined as of a date later than the otherwise applicable Valuation Date. In any such case, as a result of any such postponement, the Cash Settlement Value actually received by Warrantholders may be lower than the otherwise applicable Cash Settlement Value if the Valuation Date of the Warrants had not been postponed.

     In addition, Rule 1108 of the AMEX imposes exercise limits with respect to index warrants. These exercise limits provide that no investor or group of investors acting in concert may, within five consecutive business days, exercise more index warrants on the same index on the same side of the market than the applicable index warrant position limit. The position limit applicable to the Warrants is 15 million Warrants. The AMEX also has the authority to mandate the liquidation of index warrant positions in excess of applicable position limits.

Valuation of Warrants

     The "Valuation Date" for a Warrant will be the first Index Calculation Day following the applicable Exercise Date, subject to postponement upon the occurrence of an Extraordinary Event or Exercise Limitation Event as described under "-- Extension Events, Extraordinary Events and Exercise Limitation Events" herein or as a result of the exercise of a number of Warrants exceeding the limits on exercise described herein under "Exercise of Warrants--Maximum Exercise Amount." The AMEX will calculate the AMEX Hong Kong 30 Index once on each Index Calculation Day based on the most recent official closing prices of each of the Underlying Stocks as reported by the HKSE. Due to time differences, trading on the HKSE occurs when the AMEX is closed for business.

     The following is an illustration of the timing of an Exercise Date, the ensuing Valuation Date and the Limit Option Reference Index (as described below under "--Limit Option"), assuming (i) that all relevant dates are New York Business Days and Index Calculation Days, (ii) the absence of any intervening Extraordinary Event or Exercise Limitation Event and (iii) the number of exercised Warrants does not exceed the maximum permissible amount. If the Warrant Agent receives a Warrantholder's Warrants and the related Exercise Notice in proper form at or prior to 3:00 P.M., New York City time, on Wednesday, February 7, 1996, the Exercise Date for such Warrants will be February 7 and the Valuation Date for such Warrants will be Thursday, February
8. The Spot AMEX Hong Kong 30 Index used to determine the Cash Settlement Value of such Warrants will be the level of the AMEX Hong Kong 30 Index on February 8 (i.e., the level at the close of trading on the Hong Kong Stock Exchange on February 8, which, because of the time zone difference, occurs prior to the opening of business in New York on February 8). If the Warrantholder elected the Limit Option in connection with the exercise of such Warrants, the Limit Option Reference Index would be the level of the AMEX Hong Kong 30 Index on February 7 (which again, because of the time zone difference, will generally be available in the United States prior to the opening of business in New York on February 7).

     If the Warrant Agent were to receive such Warrantholder's Warrants and the related Exercise Notice after 3:00 P.M., New York City time, on February 7, then the Exercise Date for such Warrants would instead be February 8, the Valuation Date would be February 9 and the applicable Limit Option Reference Index would be the level of the AMEX Hong Kong 30 Index on February 8 (which will not have occurred at the time such Warrantholder tendered his Warrants and Exercise Notice on February 7).

Settlement

     Following receipt of Warrants and the related Exercise Notice in proper form, the Warrant Agent will: (i) not later than 10:00 A.M., New York City time, on the New York Business Day next succeeding the applicable Valuation Date determine the Cash Settlement Value of such Warrants based on the Spot AMEX Hong Kong 30 Index on such Valuation Date provided by the Determination Agent and (ii) not later than 12:00 Noon, New York City time, on the New York Business Day next succeeding the applicable Valuation Date, advise the Company of the aggregate Cash Settlement Value of the exercised Warrants. The Determination Agent will not be responsible for good faith errors or omissions in determining or disseminating information regarding the Spot AMEX Hong Kong 30 Index. Except for Warrants subject to automatic exercise or that upon exercise entitle the Warrantholder to an Alternative Settlement Amount, the Company will be required to make available to the Warrant Agent, no later than 3:00 P.M., New York City time, on the fourth New York Business Day following the Valuation Date for such Warrants (or, if the Valuation Date is not a New York Business Day, on the fourth New York Business Day following the New York Business Day following the Valuation Date) (the "Funding Date"), New York Clearing House or next day funds in an amount sufficient to pay such aggregate Cash Settlement Value. If the Company has made such funds available by such time, the Warrant Agent will thereafter be responsible for making payment available (i) in respect of Definitive Warrants to each registered holder of an exercised Definitive Warrant prior to the close of business on the New York Business Day following the Funding Date (the "Settlement Date") in the form of a cashier's check or official bank check or (in the case of payments of at least U.S. $100,000) by wire transfer to a U.S. Dollar bank account maintained by such holder in the United States (at such holder's election as specified in the applicable Exercise Notice), in an amount equal to the aggregate Cash Settlement Value of such holder's exercised Warrants or (ii) in respect of book-entry Warrants held through the facilities of DTC, prior to the close of business on the Settlement Date to each appropriate Participant in the form of a cashier's check or an official bank check or (in the case of payments of at least U.S.$100,000) by wire transfer to a U.S. Dollar account maintained by such Participant in the United States (at the Participant's election as specified in the Exercise Notice) in an amount equal to the aggregate Cash Settlement Value of the exercised Warrants held through such Participant. Each Participant will be responsible for disbursing payments to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

Limit Option

     Except for Warrants subject to automatic exercise and as described below with respect to payments of any Alternative Settlement Amount and except following an Extension Event, each Warrantholder, in connection with any exercise of Warrants (including a postponed exercise following an Extraordinary Event or an Exercise Limitation Event), will have the option (the "Limit Option") to specify that such Warrants are not to be exercised if the Spot AMEX Hong Kong 30 Index that would otherwise be used to determine the Cash Settlement Value of such Warrants is fifteen (15) or more points lower than the level of the AMEX Hong Kong 30 Index for the day specified below (such level, the "Limit Option Reference Index"). A Warrantholder's election of the Limit Option must be specified in the applicable Exercise Notice delivered to the Warrant Agent. The Limit Option Reference Index will be the level of the AMEX Hong Kong 30 Index on the relevant Exercise Date (or if such day is not an Index Calculation Day, on the immediately preceding Index Calculation Day). If an Exercise Notice and the related Warrants are received after 3:00 P.M., New York City time, on a given day, the applicable Limit Option Reference Index will be determined as of the next day that is also a New York Business Day (or, if such day is not an Index Calculation Day, as of the immediately preceding Index Calculation Day).

     To ensure that the Limit Option will have its intended effect of limiting the risk of any downward movement in the level of the AMEX Hong Kong 30 Index between the date on which a Warrantholder submits an Exercise Notice and the related Valuation Date, such Exercise Notice and the related Warrants generally must be received by the Warrant Agent not later than 3:00 P.M., New York City time, on the New York Business Day on which it is submitted and the Exercise Date must also be an Index Calculation Day. See the illustration under "Exercise of Warrants" and "Certain Risk Factors Concerning the Warrants" herein.

     Following receipt of an Exercise Notice and the related Warrants subject to the Limit Option, the Warrant Agent will obtain the applicable Limit Option Reference Index from the Determination Agent and will determine whether such Warrants will not be exercised because of the Limit Option. Warrants that are not exercised will be treated as not having been tendered for exercise and either the Warrant Certificate evidencing such Warrants will be returned to the registered holder by first class mail at the Company's expense or, in the case of Warrants held through the facilities of DTC, such Warrants will be transferred to the account at DTC from which they were transferred to the Warrant Agent. To exercise such Warrants, a Warrantholder will be required to cause an Exercise Notice and the related Warrants to be submitted again to the Warrant Agent.

     In the case of a postponed Valuation Date, the Limit Option will continue to apply once elected by a Warrantholder in connection with an exercise of Warrants on the basis of the Limit Option Reference Index as initially determined for such Warrants, except when such Valuation Date is postponed until the Expiration Date, any Delisting Date or the Cancellation Date (as hereinafter defined) or following an Extension Event, all as described under "--Extension Events, Extraordinary Events and Exercise Limitation Events" herein. Such Warrants will either (i) be exercised on a delayed basis if the applicable Spot AMEX Hong Kong 30 Index on the postponed Valuation Date is not fifteen (15) or more points less than the Limit Option Reference Index or (ii) be excluded from being exercised if, on any applicable postponed Valuation Date, the applicable Spot AMEX Hong Kong 30 Index is fifteen (15) or more points less than the Limit Option Reference Index.

     In connection with any exercise of 1,000 or more Warrants, a Warrantholder may elect to subject the exercise of only a portion of such Warrants to the Limit Option, provided that the number of Warrants subject to the Limit Option and the number of Warrants not subject to the Limit Option shall in each case not be less than 500. A Warrantholder may not combine Definitive and book-entry Warrants in order to meet the 500-Warrant minimum requirements. See "Exercise of Warrants--Minimum Exercise Amount" herein.

Automatic Exercise

     All Warrants for which the Warrant Agent has not received a valid Exercise Notice at or prior to 3:00 P.M., New York City time, on (i) the New York Business Day immediately preceding the Expiration Date or (ii) any earlier Delisting Date, as the case may be, or for which the Warrant Agent has received a valid Exercise Notice but with respect to which timely delivery of the relevant Warrants has not been made, together with any Warrants the Valuation Date for which has at such time been postponed as described under "--Extension Events, Extraordinary Events and Exercise Limitation Events" herein, will be automatically exercised on such date, subject to an automatic extension of the term of the Warrants or to a determination that the Warrants are worthless, as described below. The Exercise Date for such Warrants will be the Expiration Date or any earlier Delisting Date, as the case may be, or, if such date is not a New York Business Day, the next succeeding New York Business Day. The Warrant Agent will obtain the Spot AMEX Hong Kong 30 Index (determined as of the first Index Calculation Day following such date, which will be the Valuation Date for such Warrants except in the case of a postponed exercise following the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under "--Extension Events, Extraordinary Events and Exercise Limitation Events" herein) and will determine the Cash Settlement Value, if any, of such Warrants.

     In the case of Definitive Warrants subject to automatic exercise, except in the case of an exercise following the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under " -- Extension Events, Extraordinary Events and Exercise Limitation Events" herein, the Company will be required to make New York Clearing House or next day funds available to the Warrant Agent, no later than 3:00 P.M., New York City time, on the fourth New York Business Day following the Valuation Date for such Warrants (or, if such Valuation Date is not a New York Business Day, on the fourth New York Business Day following the New York Business Day next succeeding such Valuation Date) (the "Automatic Funding Date"). If the Company has made such funds available by such time, the Warrant Agent will thereafter be responsible for making a payment available to each registered holder of a Definitive Warrant in the form of a cashier's check or official bank check, or (in the case of payments of at least U.S.$100,000) by wire transfer to a U.S. Dollar account maintained by such holder in the United States (at such holder's election) prior to the close of business on the Automatic Funding Date (or, in the case of payments made by wire transfer, prior to the close of business on the New York Business Day next succeeding the Automatic Funding Date) against receipt by the Warrant Agent at the Warrant Agent's Window of such holder's Warrant Certificates. Such payment will be in an amount equal to the aggregate Cash Settlement Value of the Warrants evidenced by such Warrant Certificates.

     In the case of book-entry Warrants held through DTC subject to automatic exercise, except in the case of an exercise following the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under " -- Extension Events, Extraordinary Events and Exercise Limitation Events" herein, the Company will be required to make available to the Warrant Agent, no later than 3:00 P.M., New York City time, on the Automatic Funding Date, New York Clearing House or next day funds in an amount sufficient to pay such aggregate Cash Settlement Value. If the Company has made such funds available by such time, the Warrant Agent will thereafter be responsible for making funds available to DTC prior to the close of business on the Automatic Funding Date in an amount sufficient to pay the aggregate Cash Settlement Value of the Warrants. DTC will be responsible for disbursing such funds to each appropriate Participant and such Participant will be responsible for disbursing such payments to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

Extension Events, Extraordinary Events and Exercise Limitation Events

     Extension Events. If an event described in clause (i) of the definition of Exercise Limitation Event below is continuing on the Expiration Date (an "Extension Event") the term of any outstanding Warrants will be extended for a period of 30 days (the thirtieth day following the Expiration Date being the "Extended Expiration Date"), except that if the Cash Settlement Value or the Intrinsic Value used in calculating the Alternative Settlement Amount, as the case may be, of the Warrants would have been zero if the Warrants had been exercised such that the Valuation Date for such exercise was the Measurement Date (as defined below), then the term of the Warrants will not be extended and the Warrants will be deemed to be worthless. Any such automatic extension shall be deemed to have been revoked and the Warrants shall expire on the earlier of (i) the next Index Calculation Day following a Hong Kong Trading Day (as defined below) on which there is no Extension Event (such Index Calculation Day, the "Early Extended Expiration Date") and (ii) any Delisting Date occurring on or after the Expiration Date. The Company will give the Warrant Agent prompt notice by telephone or facsimile transmission and will give prompt notice to the Warrantholders by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal) of the occurrence of an Extension Event, any Extended Expiration Date, any Index Calculation Day referred to in clause (i) above and any Delisting Date referred to in clause (ii) above.

     Any Warrants that expire as described in clause (i) of the preceding paragraph will be deemed to be exercised on the Early Extended Expiration Date (even if such Warrants would not otherwise be exercisable on such date because of the Limit Option) on the basis that the Valuation Date for such exercise shall be such Early Extended Expiration Date, and the holder of each such Warrant will receive the Alternative Settlement Amount, calculated using the value of the Underlying Stocks on such Early Extended Expiration Date, whether or not an Extraordinary Event or an Exercise Limitation Event is then continuing.

     If the term of the Warrants has been extended but an Extension Event is continuing (A) when the Warrants expire on the Extended Expiration Date or (B) on any Delisting Date occurring on or after the Expiration Date, the Warrants will be deemed to be worthless and the Company shall not be required to make any payments in respect thereof. The Company will give prompt notice of any such determination to the Warrant Agent by telephone or facsimile transmission and to the Warrantholders by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal). In such a case, the holders of such Warrants will lose their entire investment, even though the Cash Settlement Value of the Warrants, if calculated using the fair value of the Underlying Stocks at the time the Warrants are deemed to be worthless, would be greater than zero.

     "Measurement Date" means the Hong Kong Trading Day (as defined below) occurring most recently prior to the Expiration Date on which none of the events described in clause (i) of the definition of Exercise Limitation Event below had occurred or was continuing. "Hong Kong Trading Day" means a day on which the HKSE is open for business.

     Extraordinary Events. The Warrant Agreement will provide that if the Company determines that an Extraordinary Event has occurred and is continuing on the Hong Kong Business Day with respect to which the Spot AMEX Hong Kong 30 Index on a Valuation Date is to be determined (the "Applicable Hong Kong Business Day"), then the Cash Settlement Value in respect of an exercise shall be calculated on the basis that the Valuation Date shall be the next Index Calculation Day following an Applicable Hong Kong Business Day on which there is no Extraordinary Event or Exercise Limitation Event; provided that, subject to an automatic extension of the term of the Warrants or to a determination that the Warrants are worthless, as described under "--Extension Events" above, if the Valuation Date has not occurred on or prior to the Expiration Date or any earlier Delisting Date, the Warrantholders will receive the Alternative Settlement Amount in lieu of the Cash Settlement Value which shall be calculated as if the Warrants had been cancelled on the Expiration Date or any such Delisting Date, as the case may be. The Company shall promptly give notice to Warrantholders, by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal), if an Extraordinary Event shall have occurred.

     "Extraordinary Event" means any of the following events:

         (i) a suspension or absence of trading on the HKSE of all the Underlying Stocks which then comprise the AMEX Hong Kong 30 Index or a Successor Index (the "Underlying Stocks");

         (ii) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court of any jurisdiction, any administrative agency or any other U.S. or non-U.S. governmental authority that would make it unlawful for the Company to perform any of its obligations under the Warrant Agreement or the Warrants or that has had or is reasonably expected to have a material adverse effect on the ability of
    (A) the Company to perform its obligations under the Warrants or to hedge or modify the hedge of its position with respect to the AMEX Hong Kong 30 Index or a Successor Index or (B) any affiliate of the Company to hedge or modify the hedge of its position with respect to any hedging transaction entered into with the Company in connection with the Company's obligations under the Warrants; or

         (iii) any outbreak or escalation of hostilities or other national or international calamity or crisis (including, without limitation, natural calamities that in the opinion of the Company may materially and adversely affect the economy of Hong Kong or the trading of securities generally on the HKSE) that has had or is reasonably expected to have a material adverse effect on the ability of (A) the Company to perform its obligations under the Warrants or to modify the hedge of its position with respect to the AMEX Hong Kong 30 Index or a Successor Index or (B) any affiliate of the Company to hedge or modify the hedge of its position with respect to any hedging transaction entered into with the Company in connection with the Company's obligations under the Warrants.

     For the purpose of determining whether an Extraordinary Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute an Extraordinary Event if it results from an announced change in the regular business hours of the HKSE and (2) an "absence of trading" on the HKSE will not include any time when the HKSE is closed for trading under ordinary circumstances.

     To the Company's knowledge no circumstances have arisen since the inception of the AMEX Hong Kong 30 Index that could have constituted an Extraordinary Event, except that on July 22, 1992, on September 17, 1993, on August 31, 1995 (afternoon session only) and on October 3, 1995 (morning session only) trading on the HKSE and the HK Futures Exchange was suspended due to typhoons (severe storms) in Hong Kong (the "July 1992 Suspension", the "September 1993 Suspension", the "August 1995 Suspension" and the "October 1995 Suspension", respectively). Prior to the inception of the AMEX Hong Kong 30 Index, and based on the information provided to the Company by the HKSE, trading on the HKSE was suspended, during the time of other world market breaks, from October 20 through October 23, 1987. Trading in Hang Seng Index Futures traded on the HK Futures Exchange also was suspended during the same four-day period (collectively, the "October 1987 Suspension"). The existence of such circumstances, however, is not necessarily indicative of the likelihood of such circumstances arising or not arising in the future. See "The AMEX Hong Kong 30 Index--The Hong Kong Stock Exchange and the Hong Kong Futures Exchange" below.

     If the Company determines that an Extraordinary Event has occurred and is continuing, and if the Extraordinary Event is expected by the Company to continue, the Company, prior to the Expiration Date, may immediately cancel the Warrants by notifying the Warrant Agent of such cancellation (the date such notice is given being the "Cancellation Date"), and each Warrantholder's rights under the Warrants and the Warrant Agreement shall thereupon cease; provided that each Warrant shall be exercised (even if such Warrant would not otherwise be exercisable on such date because of the Limit Option) on the basis that the Valuation Date for such Warrant shall be the Cancellation Date and the holder of each such Warrant will receive, in lieu of the Cash Settlement Value of such Warrant, the Alternative Settlement Amount, determined by the Determination Agent.

     The "Alternative Settlement Amount" is equal to the amount calculated using the formula set forth below:


Alternative Settlement Amount = Intrinsic Value + T    X   A
                                                  -       --
                                                  2        B

     where

     Intrinsic Value = the Cash Settlement Value of the Warrants determined as described under "--Cash Settlement Value" herein, but calculated with a Spot AMEX Hong Kong 30 Index determined by the Determination Agent which, subject to approval by the Company (such approval not to be unreasonably withheld), in the reasonable opinion of the Determination Agent, fairly reflects the value of the Underlying Stocks on the Cancellation Date, Expiration Date, Delisting Date or Early Extended Expiration Date, whichever has given rise to the payment of the Alternative Settlement Amount;

     T = U.S.$5.05, the initial offering price per Warrant;

     A = the total number of days from but excluding the Cancellation Date, Expiration Date or Delisting Date, whichever has given rise to the payment of the Alternative Settlement Amount for such Warrants, to and including the Expiration Date; and

     B = the total number of days from, but excluding the date on which sales of the Warrants were initially confirmed, to and including the Expiration Date.

     For the purposes of determining "Intrinsic Value" in the above formula, in the event that the Determination Agent and the Company are required, but have not, after good faith consultation with each other and within five days following the first day upon which such Alternative Settlement Amount may be calculated in accordance with the above formula, agreed upon a Spot AMEX Hong Kong 30 Index which fairly reflects the value of the Underlying Stocks on the Cancellation Date, Expiration Date, Delisting Date or Early Extended Expiration Date, whichever gives rise to the payment of the Alternative Settlement Amount, then the Determination Agent shall promptly nominate a third party, subject to approval by the Company (such approval not to be unreasonably withheld), to determine such figure and calculate the Alternative Settlement Amount in accordance with the above formula. Such party shall act as an independent expert and not as an agent of the Company or the Determination Agent, and its calculation and determination of the Alternative Settlement Amount shall, absent manifest error, be final and binding on the Company, the Warrant Agent, the Determination Agent and the Warrantholders. Any such calculations will be made available to a Warrantholder for inspection at the Warrant Agent's Office. Neither the Company nor such third party shall have any responsibility for good faith errors or omissions in calculating the Alternative Settlement Amount.

     Exercise Limitation Events. The Warrant Agreement will provide that if the Company determines that on an Applicable Hong Kong Business Day an Exercise Limitation Event has occurred and is continuing, then the Cash Settlement Value in respect of an exercise shall be calculated on the basis that the Valuation Date shall be the next Index Calculation Day following an Applicable Hong Kong Business Day on which there is no Exercise Limitation Event or Extraordinary Event; provided that, subject to an automatic extension of the term of the Warrants or to a determination that the Warrants are worthless, as described under "-- Extension Events" above, if the Valuation Date has not occurred on or prior to the Expiration Date or any earlier Delisting Date, the Warrantholders will receive the Alternative Settlement Amount in lieu of the Cash Settlement Value, which shall be calculated as if the Warrants had been cancelled on the Expiration Date or any such Delisting Date, as the case may be. The Company shall promptly give notice to Warrantholders, by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal), if an Exercise Limitation Event shall have occurred.

     "Exercise Limitation Event" means either of the following events:

         (i) a suspension, material limitation or absence of trading on the HKSE of 20% in number or more of the Underlying Stocks; or

         (ii) the suspension or material limitation on the HK Futures Exchange or any other major futures, options or securities market (which as of the date of this Prospectus Supplement includes only the HK Futures Exchange, but which in the Company's judgment may change in the future) of trading in futures or options contracts related to the HSI, the AMEX Hong Kong 30 Index or a Successor Index.

     For purposes of determining whether an Exercise Limitation Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute an Exercise Limitation Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute an Exercise Limitation Event, (3) a suspension of trading in an Underlying Stock or in a futures or options contract referred to in clause (ii) above, by reason of (x) a price change violating limits set by the HKSE or the HK Futures Exchange or such other futures, options or securities market referred to in clause (ii) above or (y) an imbalance of orders relating to an Underlying Stock or such contracts will constitute a suspension or material limitation of trading, (4) an "absence of trading" on the HKSE will not include any time when the HKSE is closed for trading under ordinary circumstances and (5) the occurrence of an Extraordinary Event described in clause (i) of the definition of Extraordinary Event will not constitute, and will supersede the occurrence of, an Exercise Limitation Event.

     Based on information provided to the Company by the HKSE, it is the Company's understanding that during the past eight years there have been no suspensions of trading on the HKSE and no suspensions of trading on the HK Futures Exchange under circumstances that could have constituted an Exercise Limitation Event, except for the July 1992 Suspension, the September 1993 Suspension, the August 1995 Suspension, the October 1995 Suspension and the October 1987 Suspension. The lack of such suspensions over the period indicated is not necessarily indicative of the number or frequency of any future suspensions. See "The AMEX Hong Kong 30 Index--The Hong Kong Stock Exchange and The Hong Kong Futures Exchange" below.

     In the case of Warrants as to which there has been a postponed Valuation Date resulting from an Extraordinary Event or an Exercise Limitation Event (including an Extension Event) or as a result of a number of Warrants exceeding the maximum permissible amounts (as described herein), the Company will be required to make available to the Warrant Agent no later than 3:00 P.M., New York City time, on the third New York Business Day following the date on which the Cash Settlement Value or Alternative Settlement Amount, as the case may be, has been calculated (the "Alternative Funding Date") New York Clearing House or next day funds in an amount equal to, and for the payment of, the aggregate Cash Settlement Value or Alternative Settlement Amount, as applicable, of such Warrants. The Warrant Agent will thereafter be responsible for making payment available to each registered holder who holds Warrants in certificated form in the form of a cashier's check or official bank check, or (in the case of payments of at least U.S.$100,000) by wire transfer to a U.S. Dollar bank account maintained by such holder in the United States (at such holder's election), in an amount equal to the aggregate Cash Settlement Value or Alternative Settlement Amount, as applicable, of such holder's exercised Warrants prior to the close of business on the Alternative Funding Date (or, in the case of payments made by wire transfer, prior to the close of business on the New York Business Day next succeeding the Alternative Funding Date). In the case of Warrants held through the facilities of DTC, if the Company has made such funds available by such time as noted above, the Warrant Agent will thereafter be responsible for making funds available to DTC in an amount sufficient to pay the Cash Settlement Value or Alternative Settlement Amount of the Warrants, if applicable, prior to the close of business on the Alternative Funding Date. DTC will be responsible for disbursing such funds to each appropriate Participant and such Participant will be responsible for disbursing such payments to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

     Certain of the Extraordinary Events and Exercise Limitation Events may be events that would tend to decrease the level of the AMEX Hong Kong 30 Index and any Successor Index and accordingly decrease the Cash Settlement Value for the Warrants following the occurrence of any such Extraordinary Event or Exercise Limitation Event. However, as a result of any postponed exercise as described above, Warrantholders would not receive such Cash Settlement Value, but would receive instead a Cash Settlement Value (or, if applicable, an Alternative Settlement Amount) determined as of a later date. In any such case, any immediate impact of the related Extraordinary Event or Exercise Limitation Event on the AMEX Hong Kong 30 Index may have been negated by interim market and other developments and, as a result of any such postponement, the Cash Settlement Value (or Alternative Settlement Amount) actually received by Warrantholders may be substantially different than the otherwise applicable Cash Settlement Value if the valuation of the Warrants had not been postponed.

Warrant Certificates

     The Warrants will originally be issued as certificates in registered form (each, a "Warrant Certificate"). The Warrant Agent will from time to time register the transfer of any outstanding Warrant Certificate upon surrender thereof at the Warrant Agent's Window duly endorsed by, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent duly executed by, the registered holder thereof, a duly appointed legal representative or a duly authorized attorney. Such signature must be guaranteed by a bank or trust company having a correspondent office in New York City or by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. (the "NASD") or by a member of a national securities exchange. A new Warrant Certificate will be issued to the transferee upon any such registration of transfer.

     At the option of a Warrantholder, unexercised Warrant Certificates may be exchanged for other Warrant Certificates representing a like number of Warrants, upon surrender to the Warrant Agent at the Warrant Agent's Window, of the Warrant Certificates to be exchanged. The Company will thereupon execute, and the Warrant Agent will countersign and deliver, one or more new Warrant Certificates representing such like number of unexercised Warrants.

     In the event that upon any exercise of Warrants evidenced by a Warrant Certificate, the number of Warrants exercised is fewer than the total number of Warrants evidenced by such Certificate, a new Warrant Certificate evidencing the number of Warrants not exercised will be issued to the registered holder or his assignee. See "Exercise of Warrants--Minimum Exercise Amount" herein.

     If any Warrant Certificate is mutilated, lost, stolen or destroyed, the Company may in its discretion execute, and the Warrant Agent may countersign and deliver, in exchange and substitution for such mutilated Warrant Certificate or in replacement for such lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate representing a like number of Warrants, but only (in the case of loss, theft or destruction) upon receipt of evidence satisfactory to the Company and the Warrant Agent of loss, theft or destruction of such Warrant Certificate and security or indemnity, if requested, satisfactory to them. Warrantholders requesting replacement Warrant Certificates must also comply with such other reasonable regulations and pay such reasonable charges as the Company or the Warrant Agent may prescribe. In case all of the Warrants represented by any such mutilated, lost, stolen or destroyed Warrant Certificate have been or are about to be exercised (including upon automatic exercise), the Company in its discretion may, instead of issuing a new Warrant Certificate, direct the Warrant Agent to treat such Warrant Certificate the same as if the Warrant Agent had received an Exercise Notice in proper form in respect thereof or as being subject to automatic exercise, as the case may be.

     No service charge will be made for any registration of transfer or exchange of Warrant Certificates, but the Company may require the payment of a sum sufficient to cover any tax or governmental charge that may be imposed in relation thereto, other than exchanges not involving any transfer. In the case of the replacement of mutilated, lost, stolen or destroyed Warrant Certificates, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Warrant Agent) connected therewith.

Book-Entry Conversion

     Commencing on the forty-fifth calendar day or on any earlier day specified by Morgan Stanley with the approval of the Company (or if such day is not a New York Business Day, the next succeeding New York Business Day) after the closing of the offering (which closing date is expected to be October 10, 1995), each Warrantholder will have the option to convert the form in which such Warrantholder holds his Warrants from definitive to book-entry form by utilizing the Conversion Option. The Conversion Option will be available for 45 calendar days (the "Conversion Option Period"). The Company will give prior notice of any such earlier Conversion Option Period commencement date to the Warrant Agent by telephone or facsimile transmission and to the Warrantholders by mail or (at the Company's sole discretion) publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal).

     In order to be exchanged for a Warrant in book-entry form, a Warrant Certificate must be delivered to DTC, in proper form for deposit, by a Participant. Accordingly, unless Warrants are purchased in book-entry form, a Warrantholder who is not a Participant must deliver his Warrant Certificate, in proper form for deposit, to a Participant, either directly or through an indirect participant (such as a bank, brokerage firm, dealer or trust company that clears through, or maintains a custodial relationship with, a Participant) or brokerage firm which maintains an account with a Participant, in order to have its Warrant Certificate exchanged for a Warrant in book-entry form. Such Warrantholders who desire to exchange their Warrant Certificates for Warrants in book-entry form should contact their brokers or other Participants or indirect participants to obtain information on procedures for submitting their Warrant Certificates to DTC, including the proper form for submission and (during the Conversion Option Period) the cut-off times for same day and next day exchange. Warrant Certificates which are held by the Warrantholder in nominee or "street" name may be automatically exchanged into book-entry form by the broker or other entity in whose name such Warrant Certificates are registered, without action of, or consent by, the beneficial owner of the related Warrant.

     Warrant Certificates received by DTC for exchange during the Conversion Option Period will be exchanged for Warrants in book-entry form by the close of business on the New York Business Day that such Certificates are received by DTC (if received by DTC by its then applicable cut-off time for same day credit) or on the following New York Business Day (if received by DTC by its then applicable cut-off time for next day credit). After the last day of the Conversion Option Period, DTC will not be required to accept delivery of Warrant Certificates in exchange for book-entry Warrants, but may permit Warrant Certificates to be so exchanged on a case-by-case basis. However, there can be no assurance that such Warrant Certificates will be accepted for exchange. Warrants surrendered at any time for exchange for book-entry Warrants may not be exercised or delivered for settlement or transfer until such exchange has been effected. Accordingly, if an increase in the level of the AMEX Hong Kong 30 Index were to occur after a Warrant Certificate had been surrendered for exchange into book-entry form, a Warrantholder would not be able to take advantage of the increase by exercising his Warrant until such exchange had been effected. Since Warrant Certificates are not required to be exchanged for Warrants in book-entry form, it is likely that not all Warrant Certificates will be so exchanged. Accordingly, Warrantholders purchasing Warrants in secondary market trading after commencement of the Conversion Option Period may wish to make specific arrangements with brokers or other Participants or indirect participants if they wish to purchase only Warrants in book-entry form and not Warrant Certificates.

     Once a Warrantholder has elected the Conversion Option, such Warrantholder may hold his Warrants only in book-entry form and will not be able to change his election or withdraw from the book-entry system during the Conversion Option Period or thereafter. Accordingly, except in certain limited circumstances described in the Prospectus under "Description of Warrants--Book-Entry Procedures and Settlement," ownership of the Warrants in certificated form will no longer be available to investors who have elected the Conversion Option.

Listing

     The Warrants have been approved for listing on the AMEX, subject to official notice of issuance. The AMEX symbol for the Warrants is HKM.WS. The AMEX expects to cease trading the Warrants on such Exchange as of the close of business on the later of the Expiration Date or any Early Extended Expiration Date or Extended Expiration Date. See "Certain Risk Factors Concerning the Warrants--Other Considerations" herein.

Delisting of Warrants

     In the event that the Warrants are delisted from, or permanently suspended from trading (within the meaning of the Exchange Act and the rules and regulations thereunder) on the AMEX, and not accepted at the same time for listing on another SRO, Warrants not previously exercised will be deemed automatically exercised on the last New York Business Day prior to the effective date of such delisting or trading suspension (such New York Business Day, the "Delisting Date"), and if such Delisting Date occurs prior to the Expiration Date, the Cash Settlement Value, if any, shall be calculated and settled as provided herein under "--Automatic Exercise," subject to a determination that the Warrants are worthless, as described herein. If such Delisting Date occurs on or after the Expiration Date and prior to any Extended Expiration Date, the Warrants will be deemed to be worthless. See "Description of the Warrants -- Extension Events, Extraordinary Events and Exercise Limitation Events" above. The Company will notify Warrantholders as soon as practicable of such delisting or trading suspension. However, if the Company first receives notice of the delisting or suspension on the same day on which the Warrants are delisted or suspended, such day will be deemed the Delisting Date. The Company will covenant in the Warrant Agreement that it will not seek delisting of the Warrants from, or suspension of their trading on, the AMEX unless the Company has, at the same time, arranged for the Warrants to be traded pursuant to the rules of another SRO that are filed with the Commission under the Exchange Act.

                          THE AMEX HONG KONG 30 INDEX

     Unless otherwise stated, all information herein on the AMEX Hong Kong 30 Index is derived from the AMEX or other publicly available sources. Such information reflects the policies of the AMEX as stated in such sources and such policies are subject to change by the AMEX.

     The AMEX Hong Kong 30 Index is a capitalization-weighted stock index designed, developed, maintained and operated by, and is a service mark of, the AMEX that measures the market value performance (share price times the number of shares outstanding) of selected Hong Kong Stock Exchange listed stocks.
The AMEX Hong Kong 30 Index currently is based on the capitalization of 30 Underlying Stocks trading on the Hong Kong Stock Exchange and is designed to represent a substantial segment of the Hong Kong stock market. The Hong Kong Stock Exchange is the primary trading market for most of the 30 Underlying Stocks. The primary trading market for all of the Underlying Stocks is either Hong Kong or London. Business sector representation of the Underlying Stocks comprising the AMEX Hong Kong 30 Index as of October 2, 1995 was as follows: property development (32.67%), finance (21.62%), utilities (20.72%) and conglomerates (17.32%), and also includes, hotel/leisure (4.06%), airlines (2.17%), transportation (0.58%), property investment (0.56%) and publishing (0.31%). The AMEX Hong Kong 30 Index was established on June 25, 1993. (See the table below for a list of the Underlying Stocks as of October 2, 1995.)
As of October 2, 1995, the five largest Underlying Stocks accounted for approximately 49.61% of the market capitalization of the AMEX Hong Kong 30 Index, with the largest being HSBC Holdings plc (12.25%), followed by Hong Kong Telecommunications Ltd. (10.19%), Hutchison Whampoa Ltd. (9.80%), Sun Hung Kai Properties (9.46%) and Hang Seng Bank Ltd. (7.92%). The lowest-weighted Underlying Stock, as of October 2, 1995, was Tai Cheung Holdings (0.27%).

     The AMEX Hong Kong 30 Index will be maintained by the AMEX and will contain at least 30 Underlying Stocks at all times. In addition, the Underlying Stocks must meet certain listing and maintenance standards as discussed below. The AMEX may change the composition of the AMEX Hong Kong 30 Index at any time in order to more accurately reflect the composition and track the movement of the Hong Kong stock market. Any replacement Underlying Stock must also meet the Underlying Stock listing and maintenance standards as discussed below. Further, the AMEX may replace Underlying Stocks in the event of certain corporate events, such as takeovers, or mergers, that change the nature of the security.

     The AMEX will select Underlying Stocks on the basis of their market weight, trading liquidity, and representation of the business industries reflected on the Hong Kong Stock Exchange. The AMEX will require that each Underlying Stock be one issued by an entity with major business interests in Hong Kong, listed for trading on the Hong Kong Stock Exchange, and have its primary trading market located in a country with which the AMEX has an effective surveillance sharing agreement. The AMEX will remove any Underlying Stock failing to meet the above listing and maintenance criteria within 30 days after such failure occurs. In order to ensure that the AMEX Hong Kong 30 Index does not contain a large number of thinly-capitalized, low-priced securities with small public floats and low trading volumes, the AMEX has also established additional qualification criteria for the inclusion and maintenance of Underlying Stocks, based on the following standards: (1) all Underlying Stocks selected for inclusion in the AMEX Hong Kong 30 Index must have, and thereafter maintain, an average daily capitalization, as calculated by the total number of shares outstanding times the latest price per share (in Hong Kong Dollars), measured over the prior 6-month period, of at least H.K.$3,000,000,000 (approximately U.S.$387.6 million on the date hereof); (2) all Underlying Stocks selected for inclusion in the AMEX Hong Kong 30 Index must have, and thereafter maintain, an average daily closing price, measured over the prior 6-month period, not lower than H.K.$2.50 (approximately U.S.$0.32 on the date hereof); (3) all Underlying Stocks selected for inclusion in the AMEX Hong Kong 30 Index must have, and thereafter maintain, an average daily trading volume, measured over the prior 6-month period, of more than 1,000,000 shares per day, although up to, but no more than, three Underlying Stocks may have an average daily trading volume, measured over the prior 6-month period, of less than 1,000,000 shares per day, but in no event less than 500,000 shares per day; and (4) all Underlying Stocks selected for inclusion in the AMEX Hong Kong 30 Index must have, and thereafter maintain, a minimum "free float" value (total freely tradeable outstanding shares minus insider holdings), based on a monthly average measured over the prior 3-month period, of U.S.$238,000,000, although up to, but no more than, three Underlying Stocks may have a free float value of less than U.S.$238,000,000 but in no event less than U.S.$150,000,000, measured over the same period.
The AMEX will review and apply the above qualification criteria relating to the Underlying Stocks on a quarterly basis, conducted the last business day in January, April, July, and October. Any Underlying Stock failing to meet the above listing and maintenance criteria will be reviewed on the second Friday of the second month following the quarterly review to again determine compliance with the above criteria. Any Underlying Stock failing this second review will be replaced by a "qualified" Underlying Stock effective upon the close of business on the following Friday provided, however, that if such Friday is not a New York Business Day, the replacement will be effective at the close of business on the first preceding New York Business Day. For example, if an Underlying Stock was found to be below the maintenance criteria on Tuesday, October 31, 1995, it would be reviewed again on December 8 and, if ineligible, would be replaced by a qualified security at the close of business on December 15, 1995. If December 15 happened not to be a New York Business Day, the replacement would be effective at the close of business on the preceding Thursday, December 14, 1995, assuming that Thursday was a New York Business Day. The AMEX will notify its membership immediately after it determines to replace an Underlying Stock.

     The annual reports and prospectuses of the companies listed on the Hong Kong Stock Exchange are available for investors' inspection in the City Hall Library (a public library in Central Hong Kong). The Hong Kong Stock Exchange library also has information for each listed company but it is available only to members of the Hong Kong Stock Exchange.

     A company whose stock is included in the AMEX Hong Kong 30 Index is not required to be incorporated under the laws of Hong Kong.

     The AMEX Hong Kong 30 Index is a capitalization-weighted index. A company's market capitalization is calculated by multiplying the number of shares outstanding by the company's current share price (in Hong Kong Dollars). For valuation purposes unrelated to the Warrants, one AMEX Hong Kong 30 Index unit (1.0) is assigned a fixed value of one U.S. Dollar. The AMEX Hong Kong 30 Index measures the average changes in price of the Underlying Stocks, weighted according to their respective market capitalizations, so that the effect of a percentage price change in an Underlying Stock will be greater the larger the Underlying Stock's market capitalization. The AMEX Hong Kong 30 Index was established by the AMEX on June 25, 1993, on which date the AMEX Hong Kong 30 Index value was set at 350.00. The daily calculation and public dissemination by the AMEX of the AMEX Hong Kong 30 Index value commenced on September 1, 1993. The data relating to the AMEX Hong Kong 30 Index was back-calculated by the AMEX from January 2, 1989 to August 31, 1993. The AMEX Hong Kong 30 Index is calculated by (i) adding the market capitalization of each Underlying Stock and (ii) dividing such sum by an adjusted base market capitalization or divisor. On June 25, 1993, the market value of the Underlying Stocks was approximately H.K.$1,152,829,149,500 (equivalent to approximately U.S.$148,656,241,000 based on the exchange rate as of such date) and the divisor used to calculate the AMEX Hong Kong 30 Index was 3,293,797,570. The AMEX selected that particular divisor number in order, among other things, to ensure that the AMEX Hong Kong 30 Index was set at a general price level consistent with other well recognized stock markets. The divisor is subject to periodic adjustments as set forth below. The AMEX Hong Kong 30 Index is calculated once every Index Calculation Day by the AMEX based on the most recent official closing prices of each of the Underlying Stocks reported by the Hong Kong Stock Exchange. Pricing of the AMEX Hong Kong 30 Index will be performed each day and be disseminated before the opening of trading via the Consolidated Tape Authority Network-B continuously during each New York Business Day. The dissemination value, however, will remain the same throughout the trading day because the trading hours of the Hong Kong Stock Exchange do not overlap with AMEX trading hours. Accordingly, updated price information will be unavailable.

     In order to maintain continuity in the level of the AMEX Hong Kong 30 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stock, stock dividends, stock splits, distributions of assets to stockholders or other capitalization events, the divisor used in calculating the AMEX Hong Kong 30 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the AMEX Hong Kong 30 Index and in order that the value of the AMEX Hong Kong 30 Index immediately after such change will equal the level of the AMEX Hong Kong 30 Index immediately prior to the change. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change.
Nevertheless, changes in the identities and characteristics of the Underlying Stocks may significantly affect the behavior of the AMEX Hong Kong 30 Index over time.

     The AMEX is under no obligation to continue the calculation and dissemination of the AMEX Hong Kong 30 Index and the method by which the AMEX Hong Kong 30 Index is calculated and the name "The AMEX Hong Kong 30 Index" may be changed at the discretion of the AMEX. The Warrants are not sponsored, endorsed, sold or promoted by the AMEX. No inference should be drawn from the information contained in this Prospectus Supplement that the AMEX makes any representation or warranty, implied or express, to the Company, the Warrantholders or any member of the public regarding the advisability of investing in securities generally or in the Warrants in particular or the ability of the AMEX Hong Kong 30 Index to track general stock market performance. The AMEX has no obligation to take the needs of the Company or the Warrantholders into consideration in determining, composing or calculating the AMEX Hong Kong 30 Index. The AMEX is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Warrants to be issued or in the determination or calculation of the equation by which the Warrants are to be settled in cash. The AMEX has no obligation or liability in connection with the administration, marketing or trading of the Warrants.

     The use of and reference to the AMEX Hong Kong 30 Index in connection with the Warrants have been consented to by the AMEX.

     Except with respect to the responsibility of the Determination Agent to make certain calculations under certain circumstances as described herein, none of the Company, the Warrant Agent, the Determination Agent or the Underwriters accepts any responsibility for the calculation, maintenance or publication of the AMEX Hong Kong 30 Index or any Successor Index. The AMEX disclaims all responsibility for any inaccuracies in the data on which the AMEX Hong Kong 30 Index is based, or any mistakes or errors or omissions in the calculations or dissemination of the AMEX Hong Kong 30 Index or for the manner in which such index is applied in determining any Cash Settlement Value or Alternative Settlement Amount upon exercise of the Warrants.

     The following table presents pertinent market information for each of the component stocks in the AMEX Hong Kong 30 Index as of October 2, 1995. As of such date, the total capitalization of the component stocks of the AMEX Hong Kong 30 Index was approximately U.S.$201.81 billion. Market capitalizations of the individual stocks in the AMEX Hong Kong 30 Index ranged from a high of U.S.$24.71 billion to a low of U.S.$539 million, with the median being U.S.$3.6 billion.

                                                                        Index
         Company Name                         Industry                 Weight
           ---------                            -----                   ----
HSBC HOLDINGS PLC                          Finance                   12.246%
HONG KONG TELECOMMUNICATIONS LTD.          Utilities                 10.185%
HUTCHISON WHAMPOA LTD.                     Conglomerates              9.798%
SUN HUNG KAI PROPERTIES LTD.               Property Development       9.460%
HANG SENG BANK LTD.                        Finance                    7.922%
CHEUNG KONG HOLDINGS LTD.                  Property Development       6.000%
CHINA LIGHT AND POWER CO. LTD.             Utilities                  5.103%
HENDERSON LAND DEVELOPMENT CO. LTD.        Property Development       4.818%
SWIRE PACIFIC LTD. `A'                     Conglomerates              3.839%
HONG KONG ELECTRIC HOLDINGS LTD.           Utilities                  3.438%
WHARF HOLDINGS LTD.                        Hotel/Leisure              3.398%
NEW WORLD DEVELOPMENT CO. LTD.             Property Development       3.284%
CITIC PACIFIC LTD.                         Conglomerates              3.090%
CATHAY PACIFIC AIRWAYS LTD.                Airlines                   2.166%
HONG KONG AND CHINA GAS CO. LTD.           Utilities                  1.998%
WHEELOCK AND CO., LTD.                     Property Development       1.530%
BANK OF EAST ASIA LTD.                     Finance                    1.452%
HOPEWELL HOLDINGS LTD.                     Property Development       1.415%
HYSAN DEVELOPMENT CO. LTD.                 Property Development       1.197%
AMOY PROPERTIES                            Property Development       1.183%
HANG LUNG DEVELOPMENT CO. LTD.             Property Development       1.080%
HENDERSON INVESTMENT LTD.                  Property Development       1.068%
SINO LAND CO.                              Property Development       0.808%
HONG KONG AND SHANGHAI HOTELS LTD.         Hotel/Leisure              0.664%
GUANGDONG INVESTMENTS                      Conglomerates              0.591%
SHUN TAK HOLDINGS LTD.                     Transportation             0.575%
CHINESE ESTATES HOLDINGS                   Property Development       0.556%
GREAT EAGLE HOLDINGS LTD.                  Property Investment        0.555%
ORIENTAL PRESS GROUP                       Publisher                  0.314%
TAI CHEUNG (HOLDINGS) LTD.                 Property Development       0.267%


Historical Data on the AMEX Hong Kong 30 Index

     The following table sets forth the level of the AMEX Hong Kong 30 Index at the end of each month in the period from January 1, 1989 through September 30, 1995. All historical data presented in the following table relating to periods before September 1, 1993 (the date the AMEX commenced the daily calculation and public dissemination of the AMEX Hong Kong 30 Index) are presented as if the AMEX Hong Kong 30 Index had existed during such periods, based on the Underlying Stocks contained in the AMEX Hong Kong 30 Index as of June 25, 1993, and such closing levels have been calculated hypothetically on the same basis that the AMEX 30 Hong Kong Index is calculated. All historical data presented in the following table relating to periods after September 1, 1993 are based on actual data from the AMEX Hong Kong 30 Index. These historical data on the AMEX Hong Kong 30 Index are not necessarily indicative of the future performance of the AMEX Hong Kong 30 Index or what the value of the Warrants may be. Any historical upward or downward trend in the level of the AMEX Hong Kong 30 Index during any period set forth below is not any indication that the AMEX Hong Kong 30 Index is more or less likely to decline at any time during the term of the Warrants.


                                                                    Month-End
                                                                       Level
                                                                     ---------
1989:
 January.............................................................. 149.88
 February............................................................. 147.27
 March................................................................ 146.46
 April................................................................ 152.01
 May.................................................................. 133.76
 June................................................................. 110.46
 July................................................................. 125.78
 August............................................................... 123.02
 September............................................................ 135.71
 October.............................................................. 135.04
 November............................................................. 136.23
 December............................................................. 140.32

1990:
 January.............................................................. 136.29
 February............................................................. 146.44
 March................................................................ 149.57
 April................................................................ 146.77
 May.................................................................. 156.58
 June................................................................. 164.36
 July................................................................. 172.48
 August............................................................... 154.24
 September............................................................ 137.78
 October.............................................................. 149.74
 November............................................................. 148.38
 December............................................................. 151.46

1991:
 January.............................................................. 162.42
 February............................................................. 177.56
 March................................................................ 187.39
 April................................................................ 179.85
 May.................................................................. 186.43
 June................................................................. 184.68
 July................................................................. 201.91
 August............................................................... 201.49
 September............................................................ 200.42
 October.............................................................. 204.76
 November............................................................. 209.96
 December............................................................. 217.58

1992:
 January.............................................................. 233.06
 February............................................................. 250.01
 March................................................................ 249.71
 April................................................................ 271.89
 May.................................................................. 308.30
 June................................................................. 309.67
 July................................................................. 296.24
 August............................................................... 282.96
 September............................................................ 276.67
 October.............................................................. 311.14
 November............................................................. 291.86
 December............................................................. 276.73

1993:
 January.............................................................. 287.74
 February............................................................. 318.99
 March................................................................ 319.68
 April................................................................ 341.75
 May.................................................................. 369.20
 June................................................................. 354.06
 July................................................................. 348.06
 August............................................................... 374.08
 September............................................................ 382.05
 October.............................................................. 467.64
 November............................................................. 458.93
 December............................................................. 598.98

1994:
 January.............................................................. 576.69
 February............................................................. 519.77
 March................................................................ 452.60
 April................................................................ 449.25
 May.................................................................. 479.28
 June................................................................. 437.47
 July................................................................. 474.92
 August............................................................... 499.22
 September............................................................ 479.69
 October.............................................................. 485.14
 November............................................................. 424.51
 December............................................................. 412.70

1995:
 January.............................................................. 369.57
 February............................................................. 421.35
 March................................................................ 435.22
 April................................................................ 421.62
 May.................................................................. 475.92
 June................................................................. 465.60
 July................................................................. 477.39
 August............................................................... 462.52
 September............................................................ 486.91


The Hong Kong Stock Exchange and the Hong Kong Futures Exchange

     As of September 29, 1995, the Hong Kong Stock Exchange was the world's ninth largest stock exchange based on U.S. Dollar market capitalization. Trading on the Hong Kong Stock Exchange is fully electronic through an Automatic Order Matching and Execution System, which was introduced in November 1983. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor. However, by the end of 1995, dealers will have the option of trading through a second trading terminal in their offices, from the floor or both. There are no market-makers in Hong Kong, but exchange dealers may act as dual capacity broker-dealers. All of the Underlying Stocks of the AMEX Hong Kong 30 Index are traded through the computerized trading system. Trading is undertaken from 10:00 A.M. to 12:30 P.M. and then from 2:30 P.M. to 3:55 P.M. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the Hong Kong Stock Exchange is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trades is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

     Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the Hong Kong Stock Exchange of the Underlying Stocks currently will cease at 12:30 A.M. or 3:55 A.M., New York City time. Using the last reported closing prices of the Underlying Stocks on the Hong Kong Stock Exchange, the level of the AMEX Hong Kong 30 Index on any such trading day generally will be calculated, published and disseminated by the AMEX in the United States shortly prior to the opening of trading on the AMEX in New York on the same calendar day.

     The Hong Kong Stock Exchange has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the Hong Kong Stock Exchange considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The Hong Kong Stock Exchange may also do so where: (1) an issuer fails, in a manner which the Hong Kong Stock Exchange considers material, to comply with the Hong Kong Stock Exchange Listing Rules or its Listing Agreement; or (2) the Hong Kong Stock Exchange considers there are insufficient securities in the hands of the public; or (3) the Hong Kong Stock Exchange considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer's securities; or (4) the Hong Kong Stock Exchange considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the Hong Kong Stock Exchange may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. For instance, dealing on a listed company's shares will normally be suspended when information about an intention to make a private placing, or a very substantial transaction compared to the net asset value of the company, has been leaked through an improper channel. Trading will not be resumed until after a formal announcement has been made. Trading of a company's shares may also be suspended if there is unusual trading activity in that stock.

     An issuer may apply for suspension on its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the Hong Kong Stock Exchange, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required;
(5) where the issuer is no longer suitable for listing, or becomes a "cash" company; or (6) for issuers going into receivership or liquidation.

     As a result of the foregoing, variations in the AMEX Hong Kong 30 Index may be limited by suspension of trading of individual stocks which comprise the AMEX Hong Kong 30 Index which may, in turn, adversely affect the value of the Warrants. In addition, a suspension or, material limitation or absence of trading of 20% or more of the Underlying Stocks would result in an Exercise Limitation Event and, under certain circumstances, an Extension Event and a halt in trading of all of the Underlying Stocks would result in an Extraordinary Event, if such Events were declared by the Company. As a result, the Valuation Date of exercised Warrants would be postponed and the Cash Settlement Value (or Alternative Settlement Amount) actually received by Warrantholders may be substantially lower (including zero) than the otherwise applicable Cash Settlement Value if the valuation of the Warrants had not been postponed. See "Description of the Warrants--Extension Events, Extraordinary Events and Exercise Limitations Events" herein.

     The HK Futures Exchange currently provides for trading in HSI futures, HSI sub-indices futures and HSI options.

     The stock index contracts traded on the HK Futures Exchange are based upon the HSI and its four sub-indices: properties, utilities, finance, and commerce and industry. The HSI is a value-weighted index of 33 stocks and every stock in the HSI is represented in one of the four sub-indices. The following Underlying Stocks of the AMEX Hong Kong 30 Index (as of October 2,
1995) are not constituent securities of the HSI: Chinese Estates Holdings, Henderson Investment Ltd. and Tai Cheung (Holdings) Ltd. The following constituent securities of the HSI (as of October 2, 1995) are not Underlying Stocks of the AMEX Hong Kong 30 Index: Hong Kong Aircraft Eng. Co. Ltd., Johnson Electric Holdings Ltd., Miramar Hotel and Inv. Co. Ltd., Shangri-La Asia Ltd., South China Morning Post (Holdings) Ltd. and Television Broadcasts Ltd. The AMEX Hong Kong 30 Index also differs from the HSI in that, among other things, the selection, maintenance and replacement criteria for the constituent securities of the two indices are not the same and that they are operated and governed by the rules of different entities.

     The foregoing discussion reflects the current rules governing the HKSE and the HK Futures Exchange, which are subject to change.

     The HK Futures Exchange takes no responsibility for the contents of this document, makes no responsibility as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document. The HK Futures Exchange has made no assessment of, nor taken any responsibility for, the financial soundness of the Company or the merits of investing in the Warrants, nor have they verified the accuracy or the truthfulness of statements made or opinions expressed in this document.

     "Hong Kong Futures Exchange" and "HK Futures Exchange" are trademarks of Hong Kong Futures Exchange Ltd.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Davis Polk & Wardwell, special tax counsel for the Company, the following summary accurately describes the principal anticipated United States federal income tax consequences of ownership and disposition of the Warrants to the initial holders of the Warrants. The summary is based on tax laws in effect as of the date of this Prospectus Supplement, which are subject to change by executive, legislative, judicial or regulatory action that in some cases may have retroactive effect. This summary does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances. In particular, this summary addresses only persons who hold Warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986 (the "Code"), and does not deal with persons subject to special rules, such as dealers in options or currencies or purchasers holding Warrants as a part of a hedging transaction or straddle. Prospective purchasers of Warrants should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "United States Holder" means a holder of a Warrant that is (i) a United States citizen or a resident of the United States for United States federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) a person otherwise subject to United States federal income taxation on a net income basis in respect of such holder's ownership of the Warrants.

     As used herein, the term "Non-U.S. Holder" means a holder of a Warrant that is not a United States Holder.

Tax Consequences to United States Holders

     Taxation of Warrants. Each Warrant will be treated as a "Section 1256 contract" subject to the "mark-to-market" rules of Section 1256 of the Code. Accordingly, a United States Holder of a Warrant will recognize taxable gain or loss on an annual basis as if the Warrant were sold at its fair market value on the last day of each taxable year. Thus, a United States Holder of a Warrant might incur income tax liability on an annual basis in respect of an increase in value of the Warrant without a corresponding receipt of cash.

     Sale, Exchange and Exercise of Warrants. Upon sale, exchange or exercise of a Warrant, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized, if any, and the United States Holder's tax basis in the Warrants.

     Tax Basis of the Warrants. In determining the amount of the taxable gain or loss recognized by a United States Holder under the mark-to-market rules or upon the sale, transfer or exercise of a Warrant, the United States Holder's tax basis in the Warrant will equal the Holder's initial tax basis in the Warrant (generally equal to the cost of each Warrant), plus or minus the net gain or loss recognized by the United States Holder under the mark-to-market rules described above in respect of the Warrant in prior taxable years.

     Character of Gain or Loss. Section 1256 requires that any gain or loss on Warrants (including any gain or loss recognized under the mark-to-market rules) will be 60% long-term and 40% short-term capital gain or loss. With respect to a corporate United States Holder, capital losses for a taxable year are allowed only to the extent of the holder's capital gains for such year, but may be carried back for three taxable years and carried forward for five taxable years. With respect to an individual, capital losses for the taxable year are allowed only to the extent of the holder's other capital gains for the taxable year plus $3,000, but may be carried forward against net capital gains. An individual may elect, however, to carry back his net capital losses from Section 1256 contracts for three years and apply them against his net capital gain from Section 1256 contracts. Net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

Tax Consequences to Non-U.S. Holders

     In general, a Non-U.S. Holder of a Warrant will not be subject to U.S. federal income or withholding tax with respect to any gain recognized or any amounts received with respect to a Warrant.

     Under current law, Warrants held by an individual Non-U.S. Holder upon his death will be included in such person's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding

     The proceeds received from a sale, transfer or exercise of a Warrant may be subject to a U.S. "backup" withholding tax at the rate of 31% if the holder thereof fails to supply an accurate taxpayer identification number or otherwise to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld would be refundable or allowed as a credit against each holder's U.S. federal income tax, provided the holder furnishes the required information to the Internal Revenue Service.

                                 UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters have severally agreed to purchase the respective number of Warrants set forth opposite their respective names below:


                                                                     Number of
               Name                                                  Warrants
               ----                                                   -------
Morgan Stanley & Co. Incorporated ..............................     830,000
Donaldson, Lufkin & Jenrette Securities Corporation ............     830,000
Advest, Inc. ...................................................      30,000
Alex. Brown & Sons Incorporated ................................      60,000
Arnhold and S. Bleichroeder, Inc. ..............................      30,000
Robert W. Baird & Co. Incorporated .............................      30,000
William Blair & Company ........................................      30,000
J.C. Bradford & Co. ............................................      30,000
The Chicago Corporation ........................................      30,000
Cowen & Company ................................................      30,000
Crowell, Weedon & Co. ..........................................      30,000
Dain Bosworth Incorporated .....................................      30,000
Daiwa Securities America Inc. ..................................      60,000
EVEREN Securities, Inc. ........................................      30,000
Fahnestock & Co. Inc. ..........................................      30,000
First Albany Corporation .......................................      30,000
First of Michigan Corporation ..................................      30,000
Furman Selz Incorporated .......................................      30,000
Gruntal & Co., Incorporated ....................................      30,000
Guzman & Company ...............................................      30,000
Hanifen, Imhoff Inc. ...........................................      30,000
J.J.B. Hilliard, W.L. Lyons, Inc. ..............................      30,000
Interstate/Johnson Lane Corporation ............................      30,000
Janney Montgomery Scott Inc. ...................................      30,000
Ladenburg, Thalmann & Co. Inc. .................................      30,000
Laidlaw Equities, Inc. .........................................      30,000
Legg Mason Wood Walker, Incorporated ...........................      30,000
McDonald & Company Securities, Inc. ............................      30,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated .............      60,000
Morgan Keegan & Company, Inc. ..................................      30,000
Muriel Siebert & Co., Inc. .....................................      30,000
NatCity Investments, Inc. ......................................      30,000
Needham & Company, Inc. ........................................      30,000
Nomura Securities International, Inc. ..........................      60,000
The Ohio Company ...............................................      30,000
Parker/Hunter Incorporated .....................................      30,000
Piper Jaffray Inc. .............................................      30,000
Principal Financial Securities, Inc. ...........................      30,000
Ragen MacKenzie Incorporated ...................................      30,000
Rauscher Pierce Refsnes, Inc. ..................................      30,000
Raymond James & Associates, Inc. ...............................      30,000
The Robinson-Humphrey Company, Inc. ............................      30,000
Scott & Stringfellow, Inc. .....................................      30,000
Stephens Inc. ..................................................      30,000
Stifel, Nicolaus & Company Incorporated ........................      30,000
Sutro & Co. Incorporated .......................................      30,000
Tucker Anthony Incorporated ....................................      30,000
Van Kasper & Company ...........................................      30,000
Wheat, First Securities, Inc. ..................................      30,000
Yamaichi International (America), Inc. .........................      60,000
                                                                   ---------
    Total.......................................................   3,250,000
                                                                   =========

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Warrants are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Warrants (other than those covered by the over-allotment option described below) if any such Warrants are taken.

     The Underwriters propose initially to offer the Warrants both inside and outside the United States directly to the public at the applicable maximum public offering price set forth on the cover page hereof, except that the price will be U.S.$4.92375 per Warrant for the purchase of 100,000 or more Warrants in any single transaction, subject to the holding period requirements described below. In addition, the Underwriters propose to offer the Warrants to certain dealers at a price that represents a concession not in excess of U.S.$0.155 per Warrant. After the initial offering of the Warrants, the offering price and other selling terms may from time to time be varied by the Underwriters.

     Generally, delivery of approximately 97.5% of the Warrants (the "Delivered Warrants") purchased by an investor at the reduced price will be made on the date of delivery of the Warrants referred to on the cover of this Prospectus Supplement. The balance of approximately 2.5% of the Warrants (the "Escrowed Warrants") purchased by each such investor will be held in escrow and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered Warrants have held all of the Delivered Warrants for 45 days following the date of this Prospectus Supplement or any shorter period deemed appropriate by Morgan Stanley. If an investor or any account in which the investor has deposited any of its Delivered Warrants fails to satisfy the holding period requirement, as determined by Morgan Stanley, all of the investor's Escrowed Warrants will be forfeited by the investor and not delivered to it. The Escrowed Warrants will instead be delivered to the Underwriters for sale to investors. This forfeiture will have the effect of increasing the purchase price per Warrant for such investors to U.S.$5.05. Should investors who are subject to the holding period requirement sell their Warrants once the holding period is no longer applicable, the market price of the Warrants may be adversely affected.

     Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an aggregate of 487,500 additional Warrants at the maximum public offering price set forth on the cover page hereof less maximum underwriting discounts and commissions. The Underwriters may exercise such option to purchase Warrants solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the Warrants offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Warrants as the number set forth next to such Underwriter's name in the preceding table bears to the total number of Warrants in such table.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Warrants have been approved for listing on the American Stock Exchange, subject to official notice of issuance. The Company will covenant in the Warrant Agreement to use its best efforts to maintain the listing of the Warrants on the AMEX or another national securities exchange. Nevertheless, no assurances can be given as to the liquidity of the market for the Warrants. See "Risk Factors Relating to the Warrants--Possible Illiquidity of the Secondary Market" in the Prospectus and "Certain Risk Factors Concerning the Warrants" herein.

     This Prospectus Supplement and the accompanying Prospectus may be used by Morgan Stanley in connection with offers and sales of the Warrants in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Morgan Stanley may act as principal or agent in such transactions.

     Morgan Stanley is a wholly owned subsidiary of the Company. The participation of Morgan Stanley in the offer and sale of the Warrants will comply with the requirements of Schedule E of the By-Laws of the NASD regarding underwriting securities of an affiliate. Under the provisions of Schedule E, when a NASD member such as Morgan Stanley distributes warrants of an affiliate, the price of the warrants can be no higher than that recommended by a "qualified independent underwriter," as such term is defined in Schedule E, meeting certain standards. In accordance with such requirements, Donaldson, Lufkin & Jenrette Securities Corporation has agreed to serve as a "qualified independent underwriter" and has conducted due diligence and has recommended a maximum price for the Warrants in compliance with the requirements of Schedule E.

     Each Underwriter has represented and agreed that it has complied and will comply with all applicable provisions of the laws of each jurisdiction in which the Warrants are being offered with respect to anything done by it in relation to the Warrants in, from or otherwise involving such jurisdictions. Each of the Underwriters has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Warrants in, from or otherwise involving the United Kingdom and has only issued or passed on and will only issue or pass on in the United Kingdom any document received by such Underwriter in connection with the issue of the Warrants to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on. The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     Morgan Stanley, as Determination Agent, is expected to make certain determinations in connection with the Warrants, including the determination of the Spot AMEX Hong Kong 30 Index to be used in calculating the Cash Settlement Value or Alternative Settlement Amount of the Warrants and the Limit Option Reference Index and any determination of the Alternative Settlement Amount. See "Certain Risk Factors Concerning the Warrants--Other Considerations" herein.



                                                                 APPENDIX A

                              INDEX OF KEY TERMS


                                                                 Page on which
         Term                                                  Term is Defined
          ---                                                     -----------
Alternative Funding Date.........................................     S-25
Alternative Settlement Amount....................................     S-24
AMEX.............................................................    cover
AMEX Hong Kong 30 Index..........................................    cover
Applicable Hong Kong Business Day................................     S-22
Automatic Funding Date...........................................     S-21
Cancellation Date................................................     S-23
Cash Settlement Value............................................cover, S-3
China............................................................     S-13
Code.............................................................     S-36
Commission.......................................................      S-4
Company..........................................................    cover
Conversion Option................................................     S-12
Conversion Option Period.........................................     S-27
Delisting Date................................................... S-4,S-28
Delivered Warrants...............................................     S-39
Determination Agent..............................................      S-7
DTC..............................................................     S-12
Early Extended Expiration Date...................................     S-22
Escrowed Warrants................................................     S-39
Exchange Act.....................................................      S-4
Exercise Date....................................................     S-17
Exercise Limitation Event........................................     S-24
Exercise Notice..................................................     S-17
Expiration Date..................................................S-4, S-17
Extended Expiration Date.........................................S-6, S-11
                                                                      S-21
Extension Event..................................................S-5, S-11
                                                                      S-21
Extraordinary Event..............................................     S-22
Funding Date.....................................................     S-19
HK Futures Exchange..............................................      S-8
HKSE.............................................................      S-3
Hong Kong Business Day...........................................      S-8
Hong Kong Stock Exchange.........................................      S-3
Hong Kong Trading Day............................................     S-22
HSI..............................................................      S-8
Index Calculation Day............................................      S-8
Intrinsic Value..................................................     S-24
Limit Option.....................................................     S-20
Limit Option Reference Index.....................................     S-20
Measurement Date.................................................     S-22
Morgan Stanley...................................................cover, S-13
NASD.............................................................     S-26
New York Business Day............................................      S-8
Non-U.S. Holder..................................................     S-36
Remaining Warrants...............................................     S-18
SAR..............................................................     S-13
Settlement Date..................................................     S-19
Spot AMEX Hong Kong 30 Index..................................... S-3, S-9
                                                                      S-16
SRO..............................................................      S-4
Strike Level.....................................................cover, S-3,
                                                                 S-9, S-16
Successor Index..................................................     S-14
Third Party......................................................     S-14
United States Holder.............................................     S-36
Underlying Stocks................................................     S-22
Valuation Date...................................................     S-18
Warrant Agent....................................................S-7, S-15
Warrant Agent's Office...........................................     S-15
Warrant Agent's Window...........................................     S-17
Warrant Agreement................................................     S-15
Warrant Certificate..............................................     S-26
Warrantholder....................................................      S-9


PROSPECTUS
Issued January 7, 1994

                           Morgan Stanley Group Inc.

                               CURRENCY WARRANTS
                                INDEX WARRANTS
                            INTEREST RATE WARRANTS


     Morgan Stanley Group Inc. (the "Company") may offer and issue from time to time (i) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to the right to purchase ("Currency Call Warrants") or the right to sell ("Currency Put Warrants" and, together with the Currency Call Warrants, the "Currency Warrants") a specified amount or specified amounts of one or more currencies or currency units or any combination thereof for a specified amount or specified amounts of one or more different currencies or currency units or any combination thereof, (ii) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to decreases ("Index Put Warrants") or increases ("Index Call Warrants" and, together with the Index Put Warrants, the "Index Warrants") in the level of a specified index (an "Index") or in the levels (or relative levels) of two or more Indices or combinations of Indices, which Index or Indices may be based on one or more stocks, bonds or other securities, one or more interest rates, one or more currencies or currency units, or any combination of the foregoing, and (iii) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to decreases ("Interest Rate Put Warrants") or increases ("Increase Rate Call Warrants" and, together with the Interest Rate Put Warrants, the "Interest Rate Warrants") in the yield or closing price of one or more specified debt instruments issued either by the United States government or by a foreign government (the "Debt Instrument"), in the interest rate, interest rate swap rate or other rate established from time to time by one or more specified financial institutions (the "Rate") or in any combination of Debt Instruments and/or Rates. This Prospectus relates to the issuance of Currency Warrants, Index Warrants and Interest Rate Warrants (collectively, the "Warrants") having an aggregate initial offering price of up to U.S. $150,000,000 or the equivalent thereof if the offering price of the Warrants is denominated in a foreign currency or currency unit and additional Index Warrants having an aggregate initial offering price of up to U.S. $118,500,000 or the equivalent thereof. The Warrants will be offered on terms to be determined at the time of the offering. A Warrant will not entitle the holder of a Warrant (a "Warrantholder") to take delivery of or to make delivery of any currency, currency unit or security. The Warrants involve a high degree of risk. See "Risk Factors Relating to the Warrants."

     The accompanying Prospectus Supplement will set forth the specific terms of the Warrants offered thereby, including whether such Warrants are Currency Warrants, Index Warrants or Interest Rate Warrants, the specific designation, aggregate number of Warrants, the currency or currency unit for which the Warrants may be purchased, the currency or currency unit in which the cash settlement value or the exercise price (if applicable) is payable, the method of calculation of the cash settlement value, the first and last dates on which such Warrants may be exercised, provisions, if any, for the automatic exercise and/or cancellation prior to the expiration date, the manner in which such Warrants may be exercised, the securities exchange on which such Warrants will be listed, the initial public offering price, a discussion of certain United States federal income tax or other special considerations applicable thereto and any other terms in connection with such Warrants.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The Warrants may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

     Following the initial distribution of an issue of Warrants, Morgan Stanley & Co. Incorporated ("MS & Co."), Morgan Stanley International ("MSI") and other affiliates of the Company may offer and sell previously issued Warrants in the course of their businesses as broker-dealers (subject to obtaining any necessary approval of The New York Stock Exchange for any such offers and sales by MS & Co.). MS & Co., MSI and such other affiliates may act as a principal or agent in such transactions. This Prospectus and the accompanying Prospectus Supplement may be used by MS & Co., MSI and such other affiliates in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.


                             MORGAN STANLEY & CO.
                                 Incorporated
January 11, 1994


     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or in the Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither this Prospectus nor the Prospectus Supplement constitute an offer to sell or a solicitation of an offer to buy Warrants by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock, par value $1.00 per share (the "Common Stock"), is listed on the New York Stock Exchange, Inc. (the "NYSE"), the Boston Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange, Inc. Reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005; the Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02108; the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 or 618 South Spring Street, Los Angeles, California 90014.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Warrants. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Annual Report on Form 10-K of the Company for the fiscal year ended January 31, 1993, Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended April 30, 1993, July 31, 1993 and October 31, 1993, and Current Reports on Form 8-K of the Company dated February 23, 1993, May 27, 1993, July 1, 1993, August 23, 1993, as amended, September 2, 1993, October 8, 1993, November 10, 1993, November 16, 1993, December 1, 1993 and December 16, 1993 have been filed with the Commission and are incorporated herein by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of (i) the termination of the offering of the Warrants and
(ii) the date on which MS & Co., MSI and other affiliates of the Company cease offering and selling previously issued Warrants shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of the above documents (excluding exhibits) may be obtained upon request without charge from the Company, 1251 Avenue of the Americas, New York, New York 10020, Attention: Mailroom Manager (telephone number (212) 703-6010).


     IN CONNECTION WITH THE OFFERING OF CERTAIN WARRANTS, THE UNDERWRITERS
MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH WARRANTS OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     Morgan Stanley Group Inc. is a holding company that, through its subsidiaries, provides a wide range of financial services on a global basis. Its businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring, real estate, project finance and other corporate finance advisory activities; merchant banking and other principal investment activities; brokerage and research services; asset management; the trading of foreign exchange and commodities as well as derivatives on a broad range of asset categories; and global custody, securities clearance services and securities lending. These services are provided to corporations, governments, financial institutions and individual investors. The Company, which was formed in 1935, conducts business from its head office in New York City, its international offices in London, Tokyo, Frankfurt, Hong Kong, Luxembourg, Madrid, Melbourne, Milan, Paris, Seoul, Singapore, Taipei, Toronto and Zurich, and its United States regional offices in Chicago, Los Angeles and San Francisco.

     Morgan Stanley & Company, Incorporated was incorporated under the laws of the State of New York in 1935 and was liquidated and reconstituted as Morgan Stanley & Co., a partnership, in 1941. MS & Co. was incorporated under the laws of Delaware in 1969 and over a number of years assumed all of the business of the partnership. Morgan Stanley Holdings Incorporated was incorporated under the laws of Delaware in 1975 to own all of the stock of MS & Co. and other related entities, and changed its name to Morgan Stanley Inc. in 1978 and to Morgan Stanley Group Inc. in 1985. The Company's principal executive offices are at 1251 Avenue of the Americas, New York, New York 10020, and its telephone number is (212) 703-4000. Unless the context otherwise requires, the term "Company" means Morgan Stanley Group Inc. and its consolidated subsidiaries.

                                USE OF PROCEEDS

     Substantially all of the net proceeds from the issue of the Warrants will be used to hedge the obligations represented by the Warrants. Any remaining net proceeds will be used for general corporate purposes.

                     RISK FACTORS RELATING TO THE WARRANTS

     The Warrants are speculative and involve a high degree of risk, including the risk that the Warrants will expire worthless except for the minimum expiration value, if any, of such Warrants. Investors should therefore be prepared to sustain a total loss of the purchase price of the Warrants. Investors who consider purchasing Warrants should be experienced with respect to interest rate, currency and option transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in the light of their particular circumstances and the information set forth below and under "Description of the Warrants" as well as additional information contained in the Prospectus Supplement.

     The Warrants are not standardized options of the type issued by The Options Clearing Corporation (the "OCC"), a clearing agency regulated by the Commission. Unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member's failure, purchasers of Warrants must look solely to the Company for performance of its obligations to pay the Cash Settlement Value, Minimum Expiration Value or Cancellation Amount (as each such term may be defined in the applicable Prospectus Supplement), as applicable, upon exercise, expiration or cancellation of the Warrants, as the case may be. The Warrants are unsecured contractual obligations of the Company and will rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. Further, the market for the Warrants is not expected to be generally as liquid as the market for some OCC standardized options.

     Options and warrants pose risks to investors as a result of fluctuations in the value of the underlying investment interests. In general, certain of the risks associated with the Warrants are similar to those generally applicable to other options or warrants of private corporate or sovereign issuers. However, unlike options or warrants on equity or debt securities, which are priced primarily on the basis of the value of a single underlying security, the trading value of a Warrant is likely to reflect, in part, the present and expected values of the applicable currency, index, interest rate or security.

     The purchaser of a Warrant, other than a Warrant having a Minimum Expiration Value, may lose its entire investment. This risk reflects the nature of a Warrant as an asset which tends to decline in value over time and which may, depending on the level of the applicable currency, index, interest rate or security, become worthless when it expires or is canceled except to the extent of the Minimum Expiration Value, if any, of such Warrant. Assuming all other factors are held constant, the more a Warrant is out-of-the-money and the shorter its remaining term to expiration or cancellation, the greater the risk that a purchaser of the Warrant will lose all (except to the extent of any Minimum Expiration Value) or part of its investment. This means that the purchaser of a Warrant who does not sell it in the secondary market or exercise it prior to expiration or cancellation could lose its entire investment (except to the extent of any Minimum Expiration Value) in the Warrant upon expiration or cancellation if, in the case of a put Warrant, the value of the applicable currency, index, interest rate or security at expiration or cancellation is greater than or equal to the exercise price, and, in the case of a call Warrant, such value is less than or equal to the exercise price.

     The fact that Warrants may become significantly less valuable upon expiration or cancellation means that a purchaser of a Warrant must generally be correct about both the direction and magnitude of any anticipated change in the applicable currency, index, interest rate or security and also correct about when that change will occur. If the value of the applicable currency, index, interest rate or security does not decline in the case of a put Warrant, or increase in the case of a call Warrant, before such Warrant expires or is canceled to an extent sufficient (after giving effect to any relevant currency exchange rate movements in the case of a Warrant whose Cash Settlement Value depends on currency exchange rates) to cover an investor's cost of purchasing the Warrant (i.e., the purchase price plus transaction costs, if any), the investor may lose all (except to the extent of any Minimum Expiration Value) or a part of its investment in the Warrant upon expiration or cancellation.

                          DESCRIPTION OF THE WARRANTS

     The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of each issue of Warrants will be described in the Prospectus Supplement relating to such Warrants. Accordingly, for a description of the terms of a particular issue of Warrants, reference must be made to the Prospectus Supplement relating thereto and to the descriptions set forth below. The Company will have the right to "reopen" a previous issue of Warrants and to issue additional Warrants of such issue.

     The Currency Warrants, Index Warrants and Interest Rate Warrants are to be issued under separate warrant agreements (each a "Warrant Agreement" and respectively a "Currency Warrant Agreement", an "Index Warrant Agreement" and an "Interest Rate Warrant Agreement") to be entered into among the Company, MS & Co., as determination agent, and one or more banks or trust companies, as warrant agent (each a "Warrant Agent" and respectively a "Currency Warrant Agent", an "Index Warrant Agent" and an "Interest Rate Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered thereby. MS & Co. is a wholly-owned subsidiary of the Company.

Currency Warrants

     The Company may issue Currency Warrants (a) in the form of Currency Put Warrants, entitling the Warrantholder to receive from the Company in cash upon exercise the Currency Warrant Cash Settlement Value (as shall be defined in the Prospectus Supplement), which amount shall be determined by reference to the right to sell a specified amount or amounts of one or more currencies or currency units or any combination thereof (a "Base Currency" or the "Base Currencies") for a specified amount or amounts of one or more different currencies or currency units or any combination thereof (a "Reference Currency" or the "Reference Currencies"), (b) in the form of Currency Call Warrants, entitling the Warrantholder to receive from the Company in cash upon exercise the Currency Warrant Cash Settlement Value, which amount shall be determined by reference to the right to purchase a specified amount or amounts of a Base Currency or Base Currencies for a specified amount or amounts of a Reference Currency or Reference Currencies, or (c) in such other form as shall be specified in the applicable Prospectus Supplement. The Prospectus Supplement for an issue of Currency Warrants will set forth the formula pursuant to which the Currency Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

     The Prospectus Supplement will describe the terms of the Currency Warrants offered thereby and the Currency Warrant Agreement relating to such Currency Warrants, including the following: (1) the title or designation of such Currency Warrants; (2) the aggregate amount of such Currency Warrants;
(3) the initial offering price of such Currency Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Currency Warrant Cash Settlement Value of such Currency Warrants is payable; (6) the Base Currency and the Reference Currency for such Currency Warrants; (7) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or otherwise; (8) the formula for determining the Currency Warrant Cash Settlement Value of each Currency Warrant; (9) whether and under what circumstances a Minimum and/or Maximum Expiration Value (each as shall be defined in the Prospectus Supplement) is applicable upon the expiration of such Currency Warrants; (10) the effect or effects, if any, of the occurrence of an Exercise Limitation Event or Extraordinary Event (each as shall be defined in the Prospectus Supplement) and the circumstances that constitute such events; (11) the date on which the right to exercise such Currency Warrants shall commence and the date (the "Currency Warrant Expiration Date") on which such right shall expire; (12) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise;
(13) the maximum number, if any, of such Currency Warrants that may, subject to election by the Company, be exercised by all Warrantholders on any day;
(14) any provisions for the automatic exercise of such Currency Warrants other than at expiration; (15) whether and under what circumstances such Currency Warrants may be canceled by the Company prior to the Currency Warrant Expiration Date; (16) any other procedures and conditions relating to the exercise of such Currency Warrants; (17) the identity of the Currency Warrant Agent; (18) any national securities exchange on which such Currency Warrants will be listed; (19) whether such Currency Warrants will be issued in certificated or book-entry form and, to the extent they differ from or add to the provisions set forth in this Prospectus, provisions relating to issuing such Currency Warrants in certificated or book-entry form; (20) if such Currency Warrants are not issued in book-entry form, the place or places and time or times at which payments in respect of such Currency Warrants are to be made by the Company; (21) if applicable, a discussion of certain United States federal income tax or other special considerations applicable thereto; and (22) any other terms of such Currency Warrants.

     Other important information concerning Currency Warrants is set forth below under "Certain Items Applicable to All Warrants".

Index Warrants

     The Company may issue Index Warrants (a) in the form of Index Put Warrants, entitling the Warrantholder to receive from the Company in cash upon exercise the Index Warrant Cash Settlement Value (as shall be defined in the Prospectus Supplement), which amount will be determined by reference to the amount, if any, by which the Strike Level or Base Value (as the applicable term shall be defined in the Prospectus Supplement) on the applicable valuation date following exercise exceeds the Spot Value (as shall be defined in the Prospectus Supplement), (b) in the form of Index Call Warrants, entitling the Warrantholder to receive from the Company in cash upon exercise the Index Warrant Cash Settlement Value, which amount will be determined by reference to the amount, if any, by which the Spot Value on the applicable valuation date following exercise exceeds the Strike Level or Base Value, as applicable, or (c) in such other form as shall be specified in the applicable Prospectus Supplement. The Prospectus Supplement for an issue of Index Warrants will set forth the formula pursuant to which the Index Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

     The Prospectus Supplement will describe the terms of the Index Warrants offered thereby and the Index Warrant Agreement relating to such Index Warrants, including the following: (1) the title or designation of such Index Warrants; (2) the aggregate amount of such Index Warrants; (3) the initial offering price of such Index Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Index Warrant Cash Settlement Value of such Index Warrants is payable; (6) the Index or Indices for such Index Warrants, which Index or Indices may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign Index or an Index based on one or more securities, interest rates or currencies selected by the Company solely in connection with the issuance of such Index Warrants, and certain information regarding such Index or Indices and the underlying securities, interest rates or currencies (including, to the extent possible, the policies of the publisher of the Index with respect to additions, deletions and substitutions of such securities, interest rates or currencies); (7) whether such Index Warrants shall be Index Put Warrants, Index Call Warrants or otherwise; (8) the method of providing for a substitute Index or Indices or otherwise determining the amount payable in connection with the exercise of such Index Warrants if the Index changes or ceases to be made available by the publisher of the Index; (9) the formula for determining the Index Warrant Cash Settlement Value of each Index Warrant (including the definition of the Spot Value and the Strike Level or Base Value for such Index Warrants); (10) the circumstances, if any, under which a Minimum and/or Maximum Expiration Value is applicable upon the expiration of such Index Warrants; (11) the effect or effects, if any, of the occurrence of an Exercise Limitation Event or Extraordinary Event and the circumstances that constitute such events; (12) the date (the "Index Warrant Exercise Date") on which the right to exercise such Index Warrants shall commence and the date (the "Index Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Index Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Index Warrants that may, subject to election by the Company, be exercised by all Warrantholders on any day; (15) any provisions for the automatic exercise of such Index Warrants other than at expiration; (16) whether and under what circumstances such Index Warrants may be canceled by the Company prior to the Index Warrant Expiration Date; (17) any provisions permitting a Warrantholder to condition any exercise notice on the absence of certain specified changes in the Spot Value or the Base Value after the Index Warrant Exercise Date; (18) any other procedures and conditions relating to the exercise of such Index Warrants;
(19) the identity of the Index Warrant Agent; (20) any national securities exchange on which such Index Warrants will be listed; (21) whether such Index Warrants will be issued in certificated or book- entry form and, to the extent they differ from or add to the provisions set forth in this Prospectus, provisions relating to issuing such Index Warrants in certificated or book-entry form; (22) if such Index Warrants are not issued in book-entry form, the place or places and time or times at which payments in respect of such Index Warrants are to be made by the Company; (23) if applicable, a discussion of certain United States federal income tax or other special considerations applicable thereto; and (24) any other terms of such Index Warrants.

     Other important information concerning Index Warrants is set forth below under "Certain Items Applicable to All Warrants".

Interest Rate Warrants

     The Company may issue Interest Rate Warrants (a) in the form of Interest Rate Put Warrants, entitling the Warrantholder to receive from the Company in cash upon exercise the Interest Rate Cash Settlement Value (as shall be defined in the Prospectus Supplement), which amount will be determined by reference to the amount, if any, by which the Spot Amount (as shall be defined in the Prospectus Supplement) is less than the Strike Amount or Base Amount (as the applicable term shall be defined in the Prospectus Supplement) on the applicable valuation date following exercise, (b) in the form of Interest Rate Call Warrants, entitling the Warrantholder to receive from the Company in cash upon exercise the Interest Rate Cash Settlement Value, which amount will be determined by reference to the amount, if any, by which the Spot Amount on the applicable valuation date following exercise exceeds the Strike Amount or Base Amount, as applicable, or (c) in such other form as shall be specified in the applicable Prospectus Supplement. The Prospectus Supplement for an issue of Interest Rate Warrants will set forth the formula pursuant to which the Interest Rate Cash Settlement Value will be determined, including any multipliers, if applicable. The Strike Amount will be a fixed yield or price of a Debt Instrument, a Rate or any combination of prices and/or yields and/or Rates. The Base Amount will be a yield, price or Rate that varies during the term of the Interest Rate Warrants in accordance with a schedule or formula. The Debt Instrument will be one or more instruments specified in the applicable Prospectus Supplement issued either by the United States government or by a foreign government. The applicable Rate will be one or more interest rates or interest rate swap rates or other rates established from time to time by one or more financial institutions specified in the applicable Prospectus Supplement.

     The Prospectus Supplement will describe the terms of the Interest Rate Warrants offered thereby and the Interest Rate Warrant Agreement relating to such Interest Rate Warrants, including the following: (1) the title or designation of such Interest Rate Warrants; (2) the aggregate amount of such Interest Rate Warrants; (3) the initial offering price of such Interest Rate Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Interest Rate Cash Settlement Value of such Interest Rate Warrants is payable;
(6) the Debt Instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the Rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield, price or rate utilized for such Interest Rate Warrants, and certain information regarding such Debt Instrument or Rate; (7) whether such Interest Rate Warrants shall be Interest Rate Put Warrants, Interest Rate Call Warrants or otherwise; (8) the Strike Amount, the method of determining the Spot Amount and the method of expressing movements in the yield or closing price of the Debt Instrument or in the level of the Rate as a cash amount in the currency in which the Interest Rate Cash Settlement Value of such Interest Rate Warrants is payable; (9) the formula for determining the Interest Rate Cash Settlement Value of each Interest Rate Warrant; (10) whether and under what circumstances a Minimum and/or Maximum Expiration Value is applicable upon the expiration of such Interest Rate Warrants; (11) the effect or effects, if any, of the occurrence of an Exercise Limitation Event or Extraordinary Event and the circumstances that constitute such events; (12) the date (the "Interest Rate Warrant Exercise Date") on which the right to exercise such Interest Rate Warrants shall commence and the date (the "Interest Rate Warrant Expiration Date") on which such right shall expire;
(13) any minimum number of Interest Rate Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Interest Rate Warrants that may, subject to election by the Company, be exercised by all Warrantholders on any day; (15) any provisions for the automatic exercise of such Interest Rate Warrants other than at expiration; (16) whether and under what circumstances such Interest Rate Warrants may be canceled by the Company prior to the Interest Rate Warrant Expiration Date; (17) any provisions permitting a Warrantholder to condition any exercise on the absence of certain specified changes in the Spot Amount after the Interest Rate Warrant Exercise Date; (18) any other procedures and conditions relating to the exercise of such Interest Rate Warrants; (19) the identity of the Interest Rate Warrant Agent; (20) any national securities exchange on which such Interest Rate Warrants will be listed; (21) whether such Interest Rate Warrants will be issued in certificated or book-entry form and, to the extent they differ from or add to the provisions set forth in this Prospectus, provisions relating to issuing such Interest Rate Warrants in certificated or book-entry form; (22) if such Interest Rate Warrants are not issued in book-entry form, the place or places and time or times at which payments in respect of such Interest Rate Warrants are to be made by the Company; (23) if applicable, a discussion of certain United States federal income tax or other special considerations applicable thereto; and (24) any other terms of such Interest Rate Warrants.

     Other important information concerning Interest Rate Warrants is set forth below under "Certain Items Applicable to All Warrants".

Certain Items Applicable to all Warrants

  Modifications

     Each Warrant Agreement and the terms of each issue of Warrants may be amended by the Company, the Determination Agent and the applicable Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the owners of the then outstanding unexercised Warrants in any material respect.

     The Company, the Determination Agent and the applicable Warrant Agent may also modify or amend the applicable Warrant Agreement and the terms of the related Warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the Warrants or reduces the percentage of outstanding Warrants, the consent of whose owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants, may be made without the consent of the owners affected thereby.

  Merger, Consolidation, Sale or Other Dispositions

     If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, then in any such event the successor or assuming corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named in the applicable Warrant Agreement and in the applicable Warrants as the Company. The Company shall thereupon be relieved of any further obligation under such Warrant Agreement and such Warrants. The Company shall notify the Warrantholders of the occurrence of any such event.

  Enforceability of Rights; Governing Law

     Each Warrant Agent will act solely as an agent of the Company in connection with the issuance and exercise of the applicable Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in any Warrant or with the registered holder thereof. A Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its obligations under the applicable Warrant Agreement including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon the Company. Warrantholders may, without the consent of the applicable Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise their Warrants, and to receive payment, if any, for their Warrants. Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Warrants and the applicable Warrant Agreement will be governed by and construed in accordance with the law of the State of New York.

  Unsecured Obligations of the Company

     The Warrants are unsecured contractual obligations of the Company and will rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. Most of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including Warrantholders, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain of the Company's subsidiaries, including MS & Co., to the Company are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and various domestic and foreign regulatory bodies.

  Exercise of Warrants

     Except as may otherwise be provided in the applicable Prospectus Supplement relating thereto, (a) each Warrant will entitle the owner, upon payment of the exercise price, if any, to receive the applicable Cash Settlement Value of such Warrant, on the applicable Exercise Date and (b) if not exercised prior to expiration, the Warrants will be deemed automatically exercised at expiration. As described below, Warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the Warrants will be set out in the applicable Prospectus Supplement.

  Exercise Limitation Events and Extraordinary Events

     If so specified in the applicable Prospectus Supplement, following the occurrence of an Exercise Limitation Event or Extraordinary Event (as each term shall be defined therein), the Cash Settlement Value of a Warrant may be determined on a different basis than upon normal exercise of a Warrant. In addition, if so specified in the applicable Prospectus Supplement, Warrants may, in certain circumstances, be canceled by the Company prior to the Expiration Date and the holders thereof will be entitled to receive only the applicable Cancellation Amount (as such term shall be defined therein). The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

  Settlement Currency

     Warrants will be settled only in U.S. dollars (unless settlement in a foreign currency is specified in the applicable Prospectus Supplement and is permissible under applicable law) and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of the currency, security or other instrument underlying such Warrants. Warrantholders will not receive any interest on any payments made with respect to the Warrants and the Warrants will not entitle the Warrantholders to any rights of holders of currencies, securities or other instruments underlying the Warrants. If any of the Warrants are sold for, or if the exercise price, if any, is payable in, foreign currencies or foreign currency units or if the amount payable by the Company in respect of any issue of Warrants is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Warrants and such currencies or currency units will be set forth in the applicable Prospectus Supplement relating thereto.

  Listing

     Unless otherwise provided in the Prospectus Supplement, each issue of Warrants will be listed on a national securities exchange, as specified in the applicable Prospectus Supplement, subject only to official notice of issuance. In the event that such Warrants are delisted from, or permanently suspended from trading on, such exchange, and, at or prior to such delisting or suspension, such Warrants shall not have been listed on another national securities exchange, any such Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective. The Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement. The Company will notify holders of such Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Warrant Agreement will contain a covenant of the Company not to seek delisting of such Warrants from, or permanent suspension of their trading on, the exchange on which they are listed.

  Form of Warrants

     The Company intends to issue Warrants in registered, certificated form ("Definitive Warrants") or in book-entry form. In the event the Company originally issues Definitive Warrants, it may provide that Warrantholders may convert Definitive Warrants into Warrants in book-entry form. The Prospectus Supplement will indicate and further describe the form in which the Company will issue the Warrants and whether and on what terms the option to convert Warrants from definitive to book-entry form will be available.

  Book-entry Form

     In the event any Warrants are issued in book-entry form, such Warrants will be represented by a single global warrant certificate (the "Global Warrant Certificate"). Each Global Warrant Certificate will be registered in the name of the nominee of the depository for the Warrants. Initially, the depository (the "Depository") will be The Depository Trust Company ("DTC"). The Company has been informed by DTC that initially its nominee will be CEDE & Co. ("CEDE"). Accordingly, CEDE is expected to be the registered holder of such Warrants. No Warrantholder will be entitled to receive a certificate representing such holder's interest in such Warrants except as set forth herein or in the Prospectus Supplement.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Warrantholders that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Warrants may do so only through Participants and Indirect Participants. In addition, Warrantholders will receive the Cash Settlement Value and, if applicable, the Cancellation Amount or Minimum and/or Maximum Expiration Value payable in respect of any Warrant from the Warrant Agent through Participants. Warrantholders may experience a delay of a few business days in their receipt of payments, since such payments will be forwarded by the Warrant Agent to DTC, and DTC will forward such payments to Participants. Such Participants will then forward such payments to Indirect Participants or Warrantholders. In the case of automatic exercise or cancellation of the Warrants, a delay of a few business days may also occur since such payments will be forwarded by the Warrant Agent to DTC, and DTC will then forward such payments to Participants for delivery to Indirect Participants or Warrantholders. Warrantholders will not be recognized by the Warrant Agent as registered holders of Warrants. Warrantholders that are not Participants will be permitted to exercise their rights as beneficial owners of the Warrants only indirectly through Participants.

     Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC will be required to (a) make book entry transfers of Warrants among Participants and (b) receive and transmit payments of the Cash Settlement Value and, if applicable, the Cancellation Amount or Minimum and/or Maximum Expiration Value payable in respect of any Warrant. Participants and Indirect Participants with which Warrantholders have accounts with respect to the Warrants similarly will be required to direct that book entry transfers be made and receive and transmit such payments on behalf of their respective Warrantholders.

     If Warrants are in book-entry form, Warrantholders may experience a delay of a few business days in receipt of payments, since, in the case of exercise by Warrantholders, such payments will be forwarded by the Warrant Agent to DTC, and DTC will then forward such payment to its Participants. Participants will then forward such payments to Indirect Participants or Warrantholders.
In the case of automatic exercise or cancellation of the Warrants, a delay of a few business days may also occur since such payments will be forwarded by the Warrant Agent to DTC, and DTC will then forward such payments to Participants for delivery to Indirect Participants or Warrantholders. Because DTC can only act on behalf of Participants, who in turn may act on behalf of Indirect Participants, and on behalf of certain banks, trust companies and other approved persons, the ability of a Warrantholder to pledge Warrants in book-entry form to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Warrants, may be limited due to the absence of physical certificates for such Warrants.

     DTC has advised the Company that it will take any action permitted to be taken by a Warrantholder under the Warrant Agreement only at the direction of one or more Participants to whose accounts with DTC the Warrants are credited.

     Unless otherwise specified in the Prospectus Supplement, Warrants in book- entry form will be converted into Definitive Warrants only (i) if the Company advises the Warrant Agent in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Warrants and a successor depository is not appointed by the Company within 90 days, (ii) the Company, at its option, elects not to have the Warrants represented by Global Warrant Certificates, or (iii) in the event the Company is adjudged bankrupt or insolvent or certain other bankruptcy or insolvency events occur.

     Upon the occurrence of any event described in the immediately preceding paragraph, DTC is required to notify all Participants of the availability through DTC of Definitive Warrants. Upon surrender by DTC of the Global Warrant Certificate representing the affected Warrants and instructions for re-registration, the Warrant Agent will reissue such Warrants as Definitive Warrants, and thereafter the Warrant Agent will recognize the holders of such Definitive Warrants as registered holders of Warrants entitled to the benefits of the applicable Warrant Agreement.

  Definitive Warrants

     In the event Definitive Warrants are issued, the Warrant Agent will from time to time register the transfer of any outstanding Definitive Warrant certificate upon surrender thereof at the Warrant Agent's office duly endorsed by, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent duly executed by, the registered holder thereof, a duly appointed legal representative or a duly authorized attorney. Such signature must be guaranteed by a bank or trust company having a correspondent office in New York City or by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. (the "NASD") or by a member of a national securities exchange. A new Definitive Warrant certificate will be issued to the transferee upon any such registration of transfer.

     At the option of a Warrantholder, Definitive Warrant certificates may be exchanged for other Definitive Warrant certificates representing a like number of Definitive Warrants, upon surrender to the Warrant Agent at the Warrant Agent's office of the Definitive Warrant certificates to be exchanged. The Company will thereupon execute, and the Warrant Agent will countersign and deliver, one or more new Definitive Warrant certificates representing such like number of Definitive Warrants.

     In the event that, after any exercise of Definitive Warrants evidenced by a Definitive Warrant certificate, the number of Definitive Warrants exercised is fewer than the total number of Definitive Warrants evidenced by such certificate, a new Definitive Warrant certificate evidencing the number of Definitive Warrants not exercised will be issued to the registered holder or his assignee.

     If any Definitive Warrant certificate is mutilated, lost, stolen or destroyed, the Company may in its discretion execute, and the Warrant Agent may countersign and deliver, in exchange and substitution for such mutilated Definitive Warrant certificate or in replacement for such lost, stolen or destroyed Definitive Warrant certificate, a new Definitive Warrant certificate representing a like number of Definitive Warrants, but only (in the case of loss, theft or destruction) upon receipt of evidence satisfactory to the Company and the Warrant Agent of loss, theft or destruction of such Definitive Warrant certificate and security or indemnity, if requested, satisfactory to them. Warrantholders requesting replacement Definitive Warrant certificates must also comply with such other reasonable regulations and pay such reasonable charges as the Company or the Warrant Agent may prescribe. In case all of the Definitive Warrants represented by any such mutilated, lost, stolen or destroyed Definitive Warrant certificate have been or are about to be exercised (including upon automatic exercise), the Company in its discretion may, instead of issuing a new Definitive Warrant certificate, direct the Warrant Agent to treat such Definitive Warrant certificate the same as if the Warrant Agent had received an exercise notice in proper form in respect thereof or as being subject to automatic exercise, as the case may be.

     No service charge will be made for any registration of transfer or exchange of Definitive Warrant certificates, but the Company may require the payment of a sum sufficient to cover any tax or governmental charge that may be imposed in relation thereto, other than exchanges not involving any transfer. In the case of the replacement of mutilated, lost, stolen or destroyed Definitive Warrant certificates, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Warrant Agent) connected therewith.

            ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

     The Company and certain affiliates of the Company, including MS& Co. and MSI, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Warrants are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS& Co. or any of its affiliates is a service provider, unless such Warrants are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. Any insurance company or pension or employee benefit plan proposing to invest in the Warrants should consult with its legal counsel.

                             PLAN OF DISTRIBUTION

     The Company may sell the Warrants being offered hereby in three ways:
(i) through agents, (ii) through underwriters and (iii) through dealers.

     Offers to purchase Warrants may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Warrants in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If any underwriters are utilized in the sale of the Warrants in respect of which this Prospectus is delivered, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Warrants in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If a dealer is utilized in the sale of the Warrants in respect of which this Prospectus is delivered, the Company will sell such Warrants to the dealer, as principal. The dealer may then resell such Warrants to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Warrants from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

     Any underwriters, agents or dealers utilized in the sale of Warrants will not confirm sales to accounts over which they exercise discretionary authority.

     MS & Co. and MSI are wholly owned subsidiaries of the Company. Each offering of Warrants and any market-making activities by MS & Co. with respect to Warrants will be conducted in compliance with the requirements of Schedule E of the By-Laws of the NASD. Under the provisions of Schedule E, when a NASD member such as MS & Co. distributes securities of an affiliate, the price of the securities can be no higher than that recommended by a "Qualified Independent Underwriter" meeting certain standards. Unless otherwise specified in the Prospectus Supplement, Donaldson, Lufkin & Jenrette Securities Corporation will act as the Qualified Independent Underwriter for the Warrants in respect of which this Prospectus is delivered and will receive a fee for such services specified in the applicable Prospectus Supplement. Under guidelines adopted by the NASD, the underwriting compensation payable in connection with any issue of Warrants under this Prospectus may not exceed 8%. Following the initial distribution of any Warrants, MS & Co., MSI and other affiliates of the Company may offer to sell such Warrants in the course of their business as broker-dealers (subject to obtaining any necessary approval of the NYSE for any such offers and sales by MS & Co.). MS & Co., MSI and such other affiliates may act as principals or agents in such transactions. This Prospectus may be used by MS & Co., MSI and such other affiliates in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. Neither MS & Co., MSI nor such other affiliates are obligated to make a market in any Warrants and may discontinue any market-making activities at any time without notice.

                                 LEGAL MATTERS

     The validity of the Warrants will be passed upon for the Company by Jonathan M. Clark, Esq., General Counsel and Secretary of the Company and a Managing Director of MS & Co., or other counsel who is satisfactory to MS & Co. or MSI, as the case may be, and an officer of the Company. Mr. Clark and such other counsel beneficially own, or have rights to acquire under an employee benefit plan of the Company, an aggregate of less than 1% of the common stock of the Company. Certain legal matters relating to the Warrants will be passed upon for the underwriters by Davis Polk & Wardwell. Davis Polk & Wardwell has in the past represented and continues to represent the Company on a regular basis and in a variety of matters, including in connection with its merchant banking and leveraged capital activities. In this regard, certain partners of Davis Polk & Wardwell, acting through a separate partnership, acquired less than 1% of the common stock of a company of which the Company and a fund managed by the Company own a controlling interest.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of the Company included in and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1993, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedules are, and audited consolidated financial statements and financial statement schedules to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young pertaining to such consolidated financial statements and financial statement schedules (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.


                         MORGAN STANLEY GROUP INC.